As filed with the Securities and Exchange Commission on October 6, 2023

Registration No. 333-273769

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aeglea BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4312787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 Crescent Street

Building 23, Suite 105

Waltham, MA 02453

(617) 651-5940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Heidy King-Jones

Chief Legal Officer and Corporate Secretary

Aeglea BioTherapeutics, Inc.

221 Crescent Street

Building 23, Suite 105

Waltham, MA 02453

(617) 651-5940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

(415) 393-8373

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to a comment letter received from staff of the Division of Corporation Finance of the Securities and Exchange Commission, Aeglea BioTherapeutics, Inc. has been requested to amend its registration statement on Form S-3 filed on August 7, 2023 (Registration No. 333-273769) (the “Registration Statement”) to register the offering on Form S-1. This Pre-Effective Amendment No. 1 to Form S-3 on Form S-1 is being filed to convert the Registration Statement into a registration statement on Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2023

PRELIMINARY PROSPECTUS

Aeglea BioTherapeutics, Inc.

43,971,369 Shares

Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of up to (i) 517,809 shares (the “Merger Common Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), (ii) 14,595,480 shares of Common Stock (the “Merger Conversion Shares”) issuable upon the conversion of 364,887 shares (“Merger Preferred Shares”) of our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (iii) 28,858,080 shares of Common Stock (the “Private Placement Conversion Shares”) issuable upon the conversion of 721,452 shares (the “Private Placement Preferred Shares”) of Series A Preferred Stock. Subject to receiving the requisite stockholder approval and certain beneficial ownership limitations set by each preferred stockholder, each share of Series A Preferred Stock will automatically convert upon the requisite stockholder approval into an aggregate of approximately 40 shares of Common Stock. The shares of Common Stock registered by this prospectus are referred to herein as the “Resale Shares.”

The Merger Common Shares and Merger Preferred Shares were issued and sold to former stockholders of Spyre Therapeutics, Inc., a Delaware corporation (“Spyre”), in connection with our acquisition (the “Asset Acquisition”) of Spyre, which closed on June 22, 2023. The Private Placement Preferred Shares were issued and sold to accredited investors in a private placement (the “PIPE” and, together with the Asset Acquisition, the “Transactions”), which closed on June 26, 2023. We are not selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Stockholders.

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

You should carefully read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference herein or therein, before you invest in any of the securities being offered.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “AGLE.” On October 5, 2023, the last reported sale price for our Common Stock was $10.66 per share.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 7 of this prospectus and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus contains and incorporates by reference information that you should consider when making your investment decision. Neither we, nor the Selling Stockholders, have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

In this prospectus, unless the context otherwise requires, the terms “Aeglea,” the “Company,” “we,” “us,” and “our” refer to Aeglea BioTherapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries.

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

All references to “our product candidates,” “our programs” and “our pipeline” in this prospectus refer to the research programs with respect to which we have exercised the option to acquire intellectual property license rights to or have the option to acquire intellectual property license rights to pursuant to that certain antibody discovery and option agreement, dated May 25, 2023 and subsequently amended and restated on September 29, 2023, by and among Spyre Therapeutics, LLC, Paragon Therapeutics, Inc. (“Paragon”) and Parapyre Holding LLC (“Parapyre”) (the “Paragon Agreement”).

Please be advised that on September 8, 2023, we effected a reverse stock split of our Common Stock at a ratio of 1-for-25 (the “Reverse Split”). Except as indicated otherwise, all share numbers related to our Common Stock disclosed in this prospectus have been adjusted on a post-Reverse Split basis.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.

All statements, other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding: stockholder approval of the conversion rights of the Series A Preferred Stock; any future payouts under the CVR (as defined herein); our ability to achieve the expected benefits or opportunities and related timing with respect to our acquisition of Spyre or to monetize any of our legacy assets, our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our potential growth opportunities, our preclinical and future clinical development activities, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, current or potential bank failures, as well as global events, including the ongoing military conflict in Ukraine and geopolitical tensions in China on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements generally relate to future events or our future financial or operating performance. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,” “expect,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related notes and other information incorporated by reference herein, before making an investment decision.

Company Overview

On June 22, 2023, we completed the Asset Acquisition pursuant to the Spyre Acquisition Agreement. Spyre is a pre-clinical stage biotechnology company that was incorporated on April 28, 2023 under the direction of Peter Harwin, a Managing Member of Fairmount Funds Management LLC (“Fairmount”), for the purpose of holding rights to certain intellectual property being developed by Paragon. Fairmount is a founder of Paragon.

Through the Asset Acquisition, we received the option to acquire the intellectual property rights related to four research programs (collectively, the “Option”) pursuant to the Paragon Agreement. On July 12, 2023, we exercised the Option with respect to one of these research programs to exclusively license intellectual property rights related to such research program directed to antibodies that selectively bind to a4b7 integrin and methods of using these antibodies, including methods of treating IBD using the SPY001 program. If this research program is pursued non-provisionally and matures into issued patents, we would expect those patents to expire no earlier than 2044 subject to any disclaimers or extensions. The license agreement pertaining to such research program is currently being finalized. Furthermore, as of the date of this registration statement, the Option remains unexercised with respect to the intellectual property rights related to the three remaining research programs under the Paragon Agreement. For more information on the Paragon Agreement, see discussion under the heading “Paragon Agreement” below.

On July 27, 2023, we announced that we entered into an agreement to sell the global rights to pegzilarginase, an investigational treatment for the rare metabolic disease Arginase 1 Deficiency, to Immedica Pharma AB (“Immedica”) for $15.0 million in upfront cash proceeds and up to $100.0 million in contingent milestone payments (the “Immedica APA”). The sale of pegzilarginase to Immedica supersedes and terminates the license agreement between us and Immedica dated March 2021. See the section titled “Recent Developments” below for more information regarding the Immedica APA.

Following the Asset Acquisition and the entry into the Immedica APA, we have significantly reshaped the business into a preclinical stage biotechnology company focused on developing next generation therapeutics for patients living with inflammatory bowel disease (“IBD”), including ulcerative colitis (“UC”) and Crohn’s disease (“CD”). Our portfolio of novel and proprietary monoclonal antibody product candidates has the potential to address unmet needs in IBD care by improving efficacy, safety, and/or dosing convenience relative to products currently available or product candidates in development. We have purposely engineered our product candidates to bind potently and selectively to target epitopes with extended half-lives. We plan to use combinations of our proprietary antibodies and patient enrichment strategies via companion diagnostics to enhance efficacy. We intend to deliver our product candidates through convenient, infrequently self-administered, subcutaneous (“SC”) injection as a pre-filled pen.

Recent Developments

On September 8th, 2023, we effected the Reverse Split, which resulted in the reverse split of our Common Stock at a ratio of 1-for-25. Readers should note that, except as indicated otherwise, all share numbers related to our Common Stock disclosed in this “Recent Developments” section have been adjusted on a post-Reverse Split basis.

On June 22, 2023, we acquired in accordance with the terms of the Agreement and Plan of Merger (the “Acquisition Agreement”), by and among the Company, Aspen Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Sequoia Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Spyre, the assets of Spyre, a privately held biotechnology company advancing a pipeline of antibody therapeutics through the Paragon Agreement. Spyre was incorporated on April 28, 2023, for the purpose of holding rights to certain intellectual property being developed by Paragon.

The Asset Acquisition was structured as a stock-for-stock transaction pursuant to which all of Spyre’s outstanding equity interests were exchanged based on a fixed exchange ratio of 0.5494488 to 1 for consideration from Aeglea of 517,809 shares of Common Stock and 364,887 shares of Series A Preferred Stock (convertible on a 40 to 1 basis) in addition to the assumption of outstanding and unexercised stock options to purchase 2,734 shares of Common Stock from the Amended and Restated Spyre 2023 Equity Incentive Plan. The Common Stock and the Series A Preferred Stock related to the Asset Acquisition were issued to Spyre stockholders on July 7, 2023.

Concurrently with the Asset Acquisition, we entered into a definitive agreement (the “Securities Purchase Agreement”) for a PIPE investment with existing and new investors (the “Investors”) to raise approximately $210 million in which the Investors were issued 721,452 shares of Series A Preferred Stock at a price of $291.08 per share. The Asset Acquisition was approved by our board of directors and the board of directors and stockholders of Spyre. The closings of the Transactions were not subject to the approval of Aeglea stockholders. Subject to Aeglea stockholder approval and certain beneficial ownership limitations set by each holder, each share of Series A Preferred Stock will automatically convert into 40 shares of Common Stock. We have filed a preliminary proxy statement with the SEC to solicit such stockholder approval, among other matters, at a special meeting of Aeglea stockholders. Except as otherwise required by law (e.g. voting on a change to the authorized shares of Series A Non-Voting Preferred Stock or the rights of such shares as required by Delaware General Corporation Law) and Aeglea’s Certificate of Designation of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), the Series A Preferred Stock does not have voting rights. For more information on the Series A Preferred Stock, please refer to the Certificate of Designation, which is incorporated by reference herein.

In connection with the execution of the Acquisition Agreement, Aeglea and Spyre entered into stockholder support agreements (the “Support Agreements”) with certain of Aeglea’s officers and directors, which collectively own an aggregate of less than 1% of the outstanding shares of the Common Stock. The Support Agreements provide that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of Common Stock owned by such stockholder in favor of the approval of the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with Nasdaq Stock Market Rules at Aeglea’s stockholders’ meeting to be held in connection therewith.

Concurrently and in connection with the execution of the Acquisition Agreement, certain Spyre stockholders as of immediately prior to the Asset Acquisition, and certain of the directors and officers of Aeglea as of immediately prior to the Asset Acquisition entered into lock-up agreements with Aeglea and Spyre, pursuant to which each such stockholder will be subject to a 180-day lockup on the sale or transfer of shares of Common Stock held by each such stockholder at the closing of the Asset Acquisition, including those shares received by such Spyre stockholders in the Asset Acquisition.

In connection with the Asset Acquisition, a non-transferrable contingent value right (a “CVR”) was distributed to Aeglea stockholders of record as of the close of business on July 3, 2023, but was not distributed to holders of shares of Common Stock or Series A Preferred Stock issued to the Investors or former stockholders of Spyre in connection with the Transactions. Holders of the CVRs will be entitled to receive cash payments from proceeds received by Aeglea for a three-year period, if any, related to the disposition or monetization of its legacy assets for a period of one year following the closing of the Asset Acquisition.

On July 27, 2023, we announced that we entered the Immedica APA. The sale of pegzilarginase to Immedica supersedes and terminates the license agreement between the us and Immedica dated March 2021.

The milestone payments under the Immedica APA are contingent on formal reimbursement decisions by national authorities in key European markets and pegzilarginase approval by the United States Food and Drug Administration (the “FDA”), among other events. The upfront payment and contingent milestone payments if paid, net of expenses and adjustments, will be distributed to holders of Aeglea’s CVR pursuant to the CVR Agreement that was entered into in connection with the Asset Acquisition.

For more information about the Transactions or the Immedica APA, you should refer to our Current Reports on Form 8-K filed with the SEC on June 23, 2023 (excluding Exhibit 99.1 furnished thereto) and July 27, 2023, respectively, which are incorporated by reference herein.

Corporation Information

We were formed as a limited liability company under the laws of the State of Delaware in December 2013 and converted to a Delaware corporation in March 2015. On June 22, 2023, we completed the Asset Acquisition, pursuant to which all of Spyre’s outstanding equity interests were exchanged based on a fixed exchange ratio of 0.5494488 to 1 for consideration from Aeglea of 517,809 shares of Common Stock and 364,887 shares of Series A Preferred Stock in addition to the assumption of outstanding and unexercised stock options to purchase 2,734 shares of Common Stock from the Amended and Restated Spyre 2023 Equity Incentive Plan. Our principal executive offices are located at 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453, and our telephone number is (617) 651-5940.

On September 8, 2023, we effected a reverse stock split of our Common Stock at a ratio of 1-for-25. Except as indicated otherwise, all share numbers related to our Common Stock disclosed in this prospectus have been adjusted on a post-Reverse Split basis.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our Common Stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our Common Stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million. As a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Offering

Shares Offered by the Selling Securityholders	Up to (i) 517,809 shares of Common Stock, (ii) 14,595,480 shares of Common Stock issuable upon the conversion of 364,887 shares of Series A Preferred Stock, and (iii) 28,858,080 shares of Common Stock issuable upon the conversion of 721,452 shares of Series A Preferred Stock.

Terms of the Offering	The selling securityholders will determine when and how they will dispose of the shares of Common Stock and shares of Common Stock issuable upon conversion of Series A Preferred Stock registered under this prospectus for resale.

Shares Outstanding	As of September 22, 2023, there were 4,048,687 shares of our Common Stock and 1,086,339 shares of Series A Preferred Stock outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares offered by the Selling Stockholders under this prospectus. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Trading Markets and Ticker Symbols	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AGLE.”

The number of issued and outstanding shares of Common Stock does not include the following, as of September 22, 2023:

•	43,453,560 shares of Common Stock issuable upon the conversion of 1,086,339 shares of Series A Preferred Stock;

•	19,205 shares of Common Stock reserved for issuance under our 2015 Equity Incentive Plan;

•	538,025 shares of Common Stock reserved for issuance under our 2016 Equity Incentive Plan, as amended and restated;

•	4,044,000 shares of Common Stock reserved for issuance under our 2018 Equity Inducement Plan, as amended;

•	72,404 shares of Common Stock reserved for issuance pursuant to our 2016 Employee Stock Purchase Plan;

•	250,000 shares of Common Stock reserved for issuance upon the exercise of 250,000 pre-funded warrants to acquire shares of Common Stock; and

•	121,871 shares of Common Stock reserved for issuance under the Spyre 2023 Equity Incentive Plan, as amended and assumed by us.

Except as indicated otherwise, all share numbers related to our Common Stock disclosed in this prospectus have been adjusted on a post-Reverse Split basis.

For additional information concerning the offering, see the section titled “Plan of Distribution.”

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except, in each case, as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of any offering of securities made by this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March  2, 2023, including certain information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders filed with the SEC on April 17, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 11, 2023, respectively;

•

our Current Reports on Form 8-K filed on January 6, 2023, January  18, 2023, March  13, 2023, April 12, 2023, May  19, 2023, June 9, 2023, June  22, 2023, June  23, 2023 (excluding information in Item 7.01 and Exhibit 99.1 furnished thereto), July  14, 2023, July  27, 2023 (excluding information in Item 7.01 and Exhibit 99.1 furnished thereto), August  11, 2023, September  5, 2023 (excluding information in Exhibit 99.1 furnished thereto), September 8, 2023 (excluding Item 7.01 and Exhibit 99.1 furnished thereto), September 25, 2023, October 5, 2023 and October 6, 2023; and

•

the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 28, 2016 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed Aeglea BioTherapeutics, Inc., Attn: Corporate Secretary, 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453, telephone number (617) 651-5940. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to read and obtain copies of materials that we file with the SEC.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders.

Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by this item is incorporated herein by reference from the applicable information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 11, 2023, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information required by this item is incorporated herein by reference from the applicable information set forth in the “Quantitative and Qualitative Disclosures about Market Risk” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 11, 2023.

FINANCIAL STATEMENTS

The Company sought from the SEC and received a waiver of the requirement to provide audited financial statements of Spyre and related pro forma financial information (“Financial Information”) under Rules 3-05 and 11-01 of Regulation S-X in applicable filings to be made by the Company with the SEC in connection with the Merger and any other filings under the Securities Act or the Exchange Act that may require the Financial Information. Please see our Current Report on Form 8-K filed with the SEC on October 6, 2023, which is incorporated herein by reference, for the audited Statement of Assets Acquired and Liabilities Assumed from Spyre Therapeutics, Inc. by Aeglea BioTherapeutics, Inc., as of June 22, 2023, including notes thereto and Report of Independent Registered Public Accounting Firm thereon.

BUSINESS

Company Overview

On June 22, 2023, we completed the Asset Acquisition pursuant to the Spyre Acquisition Agreement. Spyre is a pre-clinical stage biotechnology company that was incorporated on April 28, 2023 under the direction of Peter Harwin, a Managing Member of Fairmount, for the purpose of holding rights to certain intellectual property being developed by Paragon. Fairmount is a founder of Paragon.

Through the Asset Acquisition, we received the Option pursuant to the Paragon Agreement. On July 12, 2023, we exercised the Option with respect to one of these research programs to exclusively license intellectual property rights related to such research program directed to antibodies that selectively bind to α4ß7 integrin and methods of using these antibodies, including methods of treating IBD using the SPY001 program. If this research program is pursued non-provisionally and matures into issued patents, we would expect those patents to expire no earlier than 2044 subject to any disclaimers or extensions. The license agreement pertaining to such research program is currently being finalized. Furthermore, as of the date of this registration statement, the Option remains unexercised with respect to the intellectual property rights related to the three remaining research programs under the Paragon Agreement. For more information on the Paragon Agreement, see discussion under the heading “Paragon Agreement” below.

On July 27, 2023, we announced that we entered into an agreement to sell the global rights to pegzilarginase, an investigational treatment for the rare metabolic disease Arginase 1 Deficiency, to Immedica for $15.0 million in upfront cash proceeds and up to $100.0 million in contingent milestone payments. The sale of pegzilarginase to Immedica supersedes and terminates the license agreement between us and Immedica dated March 2021. See the section titled “Recent Developments” below for more information regarding the Immedica APA.

Following the Asset Acquisition and the entry into the Immedica APA, we have significantly reshaped the business into a preclinical stage biotechnology company focused on developing next generation therapeutics for patients living with IBD, including UC and CD. Our portfolio of novel and proprietary monoclonal antibody product candidates has the potential to address unmet needs in IBD care by improving efficacy, safety, and/or dosing convenience relative to products currently available or product candidates in development. We have purposely engineered our product candidates to bind potently and selectively to target epitopes with extended half-lives. We plan to use combinations of our proprietary antibodies and patient enrichment strategies via companion diagnostics to enhance efficacy. We intend to deliver our product candidates through convenient, infrequently self-administered, SC injection as a pre-filled pen.

Our Strategy

Our goal is to develop next-generation therapeutics for the treatment of IBD, relying on three strategic pillars:

•	Advancing novel, potentially best-in-class, long-acting antibodies against validated IBD targets;

•	Evaluating rational therapeutic combinations of potentially best-in-class antibodies; and

•	Developing genetic- or biomarker-based companion diagnostics to match treatment targets to IBD sub-populations.

Inflammatory Bowel Disease

IBD is a chronic condition characterized by inflammation within the gastrointestinal tract. It encompasses two main disorders: UC and CD. UC primarily affects the colon and the rectum. Inflammation occurs in the innermost lining of the colon leading to ulcers. Symptoms include bloody diarrhea, abdominal pain, bowel urgency, and frequent bowel movements. CD can affect any part of the gastrointestinal tract, from the mouth to the anus. It is characterized by inflammation that extends through multiple layers of the bowel wall. Symptoms include abdominal pain, diarrhea, weight loss, fatigue, and complications such as strictures or fistulas. Both conditions can significantly impact patients’ quality of life in terms of physical health, emotional well-being, and the unpredictability of symptom onset.

IBD affects millions of individuals worldwide, with increasing prevalence and incidence in both developed and developing countries. In the United States, it is estimated that approximately 1.7 million individuals currently have IBD, with approximately 70,000 patients newly diagnosed every year. The prevalence of UC in the United States is approximately 900,000 individuals, and the prevalence of CD in the United States is approximately 800,000 individuals. Based on research from the Crohn’s and Colitis Foundation of America, the market for IBD therapeutics is expected to experience steady growth, driven by rising disease prevalence, increasing diagnosis rates, and evolving treatment paradigms.

A range of pharmaceutical options exists, including anti-inflammatory drugs, immunosuppressants, and biologics. Treatment plans are often tailored to the individual patient’s disease severity, location, and response to therapy. In some cases, surgical interventions such as bowel resection or ostomy formation may be necessary to manage complications or improve quality of life.

Despite available treatments, there remain substantial unmet needs in IBD management, including:

•	Inadequate response or loss of response to existing therapies;

•	Side effects and safety concerns associated with long-term medication use;

•	Limited options for patients with refractory or severe disease; and

•	Adherence to frequent and/or inconvenient dosing regimens.

Our Portfolio

We are advancing a broad pipeline of potentially best-in-class monoclonal antibodies (“mAbs”) in connection with the research programs with respect to which we have exercised the Option to acquire intellectual property license rights to or have the Option to acquire intellectual property license rights to pursuant to the Paragon Agreement and plan to develop a companion diagnostic for each program. The following table summarizes these programs*.

*

We exercised the Option to acquire intellectual property license rights related to the SPY001 program on July 12, 2023. Although we hold the Option to acquire intellectual property license rights related to the

SPY002, SPY003 and SPY004 programs, such Option remains unexercised with respect to such programs as of the date of this registration statement. See discussion under the heading “Paragon Agreement” in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference herein, for more information.

SPY001 – anti-α4ß7 mAb

Our most advanced product candidate, SPY001, is a highly potent, highly selective, and fully human monoclonal immunoglobulin G1 antibody designed to bind selectively to the α4ß7 integrin. The α4ß7 integrin is a protein found on the surface of immune cells known as lymphocytes. This integrin regulates the migration of lymphocytes to the gut where they contribute to the inflammatory process in IBD. By binding to the α4ß7 integrin, SPY001 is designed to prevent the interaction of these lymphocytes with MAdCAM-1, a molecule expressed on endothelial cells lining the blood vessels in the gut. This interaction is responsible for guiding lymphocytes from the bloodstream into the gut tissue, where they cause inflammation. By blocking the interaction between α4ß7 integrin and MAdCAM-1, SPY001 aims to reduce the recruitment of lymphocytes to the gut, leading to a decrease in inflammation. Since it specifically targets the gut immune system, SPY001 is designed to help minimize systemic immunosuppressive effects unrelated to IBD pathology.

Vedolizumab is an anti-α4ß7 integrin mAb marketed by Takeda as Entyvio. It is available in the United States as an intravenously administered product with an every 8-week maintenance dosing regimen. A SC version with an every 2-week dosing regimen is under review by the FDA for use in the maintenance setting and is approved in Europe and Japan. Vedolizumab is one of the leading therapies for moderate-to-severe IBD given its exquisite safety profile as a gut selective mechanism and its high efficacy rates in UC (particularly in the maintenance setting where it has the highest remission rates among approved biologics). In the induction setting, exposure-response data suggests that higher exposures may increase the likelihood of early remission in UC. In 2022, Takeda reported $5.3 billion in sales for Entyvio and updated its peak annual sales guidance to $7.5-9.0 billion. We believe that there is a significant opportunity for a SC regimen with a more infrequent dosing schedule (every eight to twelve weeks) in the maintenance settings, and potential efficacy upside in induction.

Our preclinical development program has demonstrated that SPY001 binds to the same epitope as vedolizumab with similar potency and selectivity. Both SPY001 and vedolizumab potently block MAdCAM-1 adhesion and avoid interactions with α4ß1 to prevent adhesion to VCAM-1, which can be associated with the risk of progressive multifocal leukoencephalopathy. Additionally, our preclinical studies have demonstrated that SPY001 binds to memory T-helper cells from human donors with a comparable potency as vedolizumab.

SPY001 is engineered with half-life extension technology. This approach relies on modifying the Fc domain to improve the pharmacokinetic (“PK”) profile of the antibody and support infrequent dosing as a convenient SC injection. An evaluation of SPY001’s PK in non-human primates suggests an increase in half-life of approximately 2-fold relative to vedolizumab, potentially supporting a SC dosing administration of every eight to twelve weeks in humans.

We aim to achieve the following target product profile for SPY001 in IBD:

•	Less frequent administration: Lower the frequency of administration by incorporating half-life extension technology and deliver SPY001 through a single SC injection every eight to twelve weeks.

•	High concentration, citrate-free formulation: Deliver at least 300 mg in a single 2 mL injection suitable for a pre-filled pen without the need for citrate to enhance patient comfort.

•	Potential for increased induction efficacy in UC: Target greater exposure in the induction setting given exposure-response relationships observed with vedolizumab in UC.

SPY001 is currently progressing through IND-enabling studies and is expected to enter first-in-human (“FIH”) studies in the first half of 2024. We believe SPY001 has the potential to meaningfully transform the standard of care in IBD as a potent, low-frequency and self-administered SC injection.

SPY002 – anti-TL1A mAb

Our co-lead product candidate, SPY002, is a highly potent, highly selective, and fully human mAb designed to bind to tumor necrosis factor-like ligand 1A (“TL1A”). TL1A is a protein that plays a role in regulating the immune system and is found to be elevated in the gut tissue of individuals with IBD. TL1A interacts with its receptor, death receptor 3 (“DR3”), which is expressed in various immune cells, including T cells. This interaction triggers signaling pathways that contribute to inflammation and immune system activation, leading to IBD symptomology. SPY002 has been designed to block the interaction between TL1A and DR3 and thereby inhibit the downstream signaling events and dampen the inflammatory response. By neutralizing TL1A, SPY002 has the potential to modulate the immune response in IBD patients, potentially reducing disease activity and promoting mucosal healing.

TL1A is a clinically validated target that has been studied in multiple Phase 2 trials in UC and CD. Merck’s anti-TL1A molecule (PRA023) was studied in a randomized controlled Phase 2 trial where it showed a 25% placebo-adjusted clinical remission rate at week 12 and a placebo-adjusted endoscopic improvement rate of 31% for patients with UC. PRA023 was additionally studied in a Phase 2a open label trial in CD where it showed a 49% clinical remission rate at week 12 compared to a prespecified 16% historical placebo rate and a 26% endoscopic response compared to a prespecified 12% historical placebo rate. Roivant is also advancing an anti-TL1A molecule (RVT-3101) that showed a 21% placebo-adjusted clinical remission rate and a 21% placebo-adjusted endoscopic response in a Phase 2b study in UC patients. In the maintenance setting at week 56, RVT-3101 showed a compelling clinical remission rate of 36% (absolute) at the expected Phase 3 dose. Both PRA023 and RVT-3101 lack any half-life extension technologies and are dosed every four weeks in the maintenance setting.

Like SPY001, SPY002 is engineered with half-life extension technology to support infrequent, self-administration as a convenient SC injection. It is expected that these modifications, along with a high concentration formulation, will enable dosing every eight weeks or less frequently in humans.

We aim to achieve the following target product profile for SPY002 in IBD and other inflammatory diseases:

•

Less frequent administration: Lower the frequency of administration by incorporating half-life extension technology and deliver SPY002 through a single SC injection every eight weeks or less frequently.

•	High potency: High affinity to TL1A trimers, enabling lower doses.

•	High concentration, citrate-free formulation: Deliver at least 300 mg in a single 2 mL injection suitable for a pre-filled pen.

We expect to enter FIH studies in the second half of 2024. We believe SPY002 has the potential to be a best-in-class TL1A antibody compared to others in development as a highly potent, highly selective and infrequently self-administered SC injection.

SPY003 – anti-IL-23 mAb

Our third program, SPY003, is a discovery stage program designed to bind to Interleukin 23 (“IL-23”). IL-23 is a cytokine that is produced by immune cells and is involved in immune response regulation. IL-23 promotes the differentiation and activation of Th17 cells. Th17 cells produce other inflammatory cytokines, such as IL-17, which contribute to the inflammation seen in IBD. IL-23 also helps in the recruitment and activation of other immune cells, such as neutrophils, which further contribute to tissue damage in the gut.

Several IL-23 mAbs have been approved or are in late-stage development for IBD including Skyrizi (AbbVie), Tremfya (Johnson & Johnson), and mirikizumab (Lilly).

We aim to achieve the following target product profile for SPY003 in IBD:

•

Less frequent administration: Lower the frequency of administration by incorporating half-life extension technology and deliver SPY003 through a single SC injection every eight weeks or less frequently.

•	High concentration, citrate-free formulation: Deliver at least 300 mg in a single 2 mL injection suitable for a pre-filled pen.

SPY004 – novel MOA mAb

SPY004 is an undisclosed novel mechanism of action (“MOA”) and incorporates half-life extension modifications.

Our combination programs – SPY120, SPY130, and SPY230

We aim to advance rational combinations of our therapeutic antibodies into clinical studies. SPY120 combines SPY001 (α4ß7) and SPY002 (TL1A), SPY130 combines SPY001(α4ß7) and SPY003 (IL-23), and SPY230 combines SPY002 (TL1A) and SPY003 (IL23). We believe these combinations target orthogonal biology and could lead to greater remission rates in IBD.

Clinical proof-of-concept for the potential of combination therapy in IBD was demonstrated by Johnson & Johnson’s VEGA study which evaluated their anti-TNFα antibody, Simponi, in combination with their anti-IL-23 antibody, Tremfya, in patients with UC. The combination resulted in an absolute clinical remission rate of 47% in the induction setting, which was nearly additive of the remission rates observed with either TNFα (25%) or IL-23 (24%) alone. We believe there is potential to build on this result by combining mechanisms that have shown greater efficacy rates in specific indications and settings and that exhibit a superior safety profile relative to the TNFα class.

Our precision immunology approach

We aim to develop genetic- or biomarker-based companion diagnostics across our portfolio of therapeutics to aid patients and physicians in selecting the optimal treatment regimen. Clinical proof-of-concept for the potential of companion diagnostic (“CDx”) approaches in IBD was demonstrated by both Prometheus (now Merck) and Roivant for their anti-TL1A programs. In Phase 2 studies, UC patients that were CDx positive were more likely to respond to anti-TL1A therapy as evidenced by a 7-13% increase in clinical remission rate at week 12 compared to all-comers. We are in discussions with several potential partners with access to large scale IBD biobanks to support CDx development across our portfolio.

Our Team and Investors

Our portfolio of potentially best-in-class antibodies were discovered and developed by Paragon. Spyre is the second company that was founded upon technology spun out of Paragon, a group of entrepreneurial scientists and investors with extensive mAb experience. Its scientific founders’ discoveries have also led to the creation of other successful biotechnology companies, including Cogent Biosciences, Inc., Viridian Therapeutics, Inc., Dianthus Therapeutics, Inc., and Apogee Therapeutics, Inc.

On June 22, 2023, we announced the completion of the Asset Acquisition with the sole focus on advancing a pipeline of next-generation antibodies for IBD with respect to which we have exercised the Option to acquire intellectual property license rights to or have the Option to acquire intellectual property license rights to pursuant to the Paragon Agreement. Concurrent with the closing of the acquisition, we completed a $210 million private placement of our Series A Preferred Stock with a syndicate of healthcare investors led by Fairmount, with participation from Fidelity Management & Research Company, Venrock Healthcare Capital Partners,

Commodore Capital, Deep Track Capital, Perceptive Advisors, RTW Investments, Cormorant Asset Management, Driehaus Capital Management, Ecor1 Capital, RA Capital Management, Surveyor Capital (a Citadel company), and Wellington Management Company LLP, as well as additional institutional investors.

With respect to the Asset Acquisition, we determined that Aeglea was the acquiror for accounting purposes under ASC 805-10-25-4 and ASC 805-10-55-11. The primary factors considered were a) the relative voting rights in the combined entity not resulting in a change of control, b) legacy members of our board of directors maintained control of the board, and c) the only change in the composition of senior management was the appointment of a new Chief Operating Officer. Next, we considered whether the Asset Acquisition should be defined as a business under ASC 805. ASC 805-10-55-5A through 55-5C describe a screen test to determine whether an acquired set of assets and activities is not a business. We determined that substantially all (greater than 90%) of the fair value of the assets acquired were concentrated in a single asset, Spyre’s Option to license intellectual property rights related to the SPY001, SPY002, SPY003 and SPY004 programs pursuant to the Paragon Agreement. Accordingly, we treated the Asset Acquisition as an asset acquisition for accounting purposes. Even if the transaction would have failed the screen test, Spyre lacked the financial resources to have inputs, processes, and outputs to constitute a business under ASC 805. Following the Asset Acquisition, we will need to invest in infrastructure and the continuing research and development being conducted under the Paragon Agreement to be able to have any measurable outputs.

We have a strong management team and group of employees with diverse backgrounds and significant experience in developing novel treatments for patients at biopharmaceutical companies such as AbbVie, Amgen, BridgeBio Pharma, Genentech, and Johnson & Johnson and Sarepta. Together, our team has a proven track record in the discovery, development, and commercialization of numerous approved therapeutics.

Our Relationship with Paragon and Parapyre

Paragon and Parapyre each beneficially owns less than 5% of our capital stock through their holdings of our Common Stock and Series A Preferred Stock. Fairmount beneficially owns more than 5% of our capital stock, has two seats on our board of directors and beneficially owns more than 5% of Paragon, which is a joint venture between Fairmount and Fair Journey Biologics. Fairmount has appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers. Parapyre is an entity formed by Paragon as a vehicle to hold equity in Spyre in order to share profits with certain employees of Paragon.

In connection with the Asset Acquisition, we assumed the rights and obligations of Spyre under the Paragon Agreement. Under the Paragon Agreement, we are obligated to compensate Paragon on a quarterly basis for its services performed under each research program based on the actual costs incurred with mark-up costs pursuant to the terms of the Paragon Agreement. As of the date of the Asset Acquisition, Spyre had incurred total expenses of $19.0 million under the Paragon Agreement, inclusive of a $3.0 million research initiation fee that was due upon signing of the Paragon Agreement and $16.0 million of reimbursable expenses under the Paragon Agreement for historical costs owed to Paragon. The $16.0 million of reimbursable expenses was comprised of approximately $0.8 million in general and administrative costs and approximately $15.2 million in research and development costs. The $19.0 million of pre-clinical development expenses were not incurred by Spyre until the execution of the Paragon Agreement. The following table shows a breakdown of the expenses incurred by Spyre and costs owed to Paragon by year:

	Paragon	Spyre (separate legal entity basis)
2021 & prior years	Nil.	Nil.
2022	$0.8 million	Nil.
2023 (pre-acquisition)	$15.2 million	$19.0 million*

*

Incurred in full upon execution of the Paragon Agreement and remained unpaid as of the closing date of the Asset Acquisition. Consists of $16.0 million (i.e., $0.8 million in 2022 and $15.2 million in 2023 pre-acquisition) of historical reimbursable expenses owed to Paragon and a $3.0 million research initiation fee.

As of the acquisition date, $19.0 million was unpaid and was assumed by us through the Asset Acquisition.

In July 2023, we exercised our option for the SPY001 program with the remaining three options for the SPY002, SPY003, SPY004 programs remaining outstanding.

In connection with the Asset Acquisition, we assumed the Parapyre Option Obligation (as described under the section titled “Paragon Agreement” below), which was subsequently amended pursuant to the amendment and restatement of the Paragon Agreement, effective September 29, 2023. The Parapyre Option Obligation provides for, upon completion of each of the calendar years ending on December 31, 2023 and December 31, 2024, an equity grant of options to purchase 1% of the outstanding shares of Common Stock, on a fully-diluted basis, on the last business day of each applicable calendar year, at the fair market value determined by our board of directors.

See the section titled “Paragon Agreement” below for more information on the Paragon Agreement.

Paragon Agreement

In May 2023, Spyre entered into the Paragon Agreement with Paragon and Parapyre. In consideration for the Option granted under the Paragon Agreement, Spyre was obligated to pay Paragon an upfront cash amount of $3.0 million in research initiation fees. In addition, Spyre was obligated to pay $16.0 million to Paragon as of the closing of the Asset Acquisition related to the reimbursement of certain historically-incurred research costs by Paragon. Furthermore, the Paragon Agreement provided for an annual equity grant of options to purchase 1% of the then outstanding shares of Spyre’s common stock, on a fully-diluted basis, on the last business day of each calendar year during the term of the Option, at the fair market value determined by the board of directors of Spyre (the “Parapyre Option Obligation”). In connection with the Asset Acquisition, we assumed the rights and obligations of Spyre under the Paragon Agreement, including the Parapyre Option Obligation. As a result, the Parapyre Option Obligation shall continue and Parapyre shall be entitled to receive the equivalent shares of our Common Stock on the same terms. Pursuant to the Paragon Agreement, on a research program-by-research program basis following the finalization of the research plan for each respective research program, we are also required to pay Paragon a nonrefundable fee in cash of $0.75 million. We are also obligated to compensate Paragon on a quarterly basis for its services performed under each research program based on the actual costs incurred. For the period from June 22, 2023 (Asset Acquisition date) to June 30, 2023, we did not make any payments to Paragon.

On July 12, 2023, we exercised our Option available under the Paragon Agreement with respect to the SPY001 research program and will enter into a SPY001 license agreement (the “SPY001 License Agreement”). Our Option available under the Paragon Agreement with respect to the SPY002, SPY003 and SPY004 programs remains unexercised.

On September 29, 2023, we amended and restated the Paragon Agreement to amend certain terms of the option grant pertaining to the Parapyre Option Obligation, including but not limited to (i) defining that the annual equity grant is based on the outstanding shares of Aeglea’s common stock, (ii) establishing the grant date as the last business day of each applicable calendar year, and (iii) defining the term of the options granted is ten (10) years. Pursuant to the amended terms, the Paragon Agreement provides for, upon the completion of each of the calendar years ending on December 31, 2023 and December 31, 2024, and equity grant of options to purchase 1% of the outstanding shares of the Common Stock as of the date of the grant, on a fully-diluted basis, on the last business day of each applicable calendar year, at the fair market value determined by our board of directors. The options will vest immediately upon grant and be exercisable for a period of ten (10) years following the date of the grant.

Following the execution of the SPY001 License Agreement, we will also obligated to pay Paragon up to $22.0 million upon the achievement of specific development and clinical milestones for the first product under the SPY001 License Agreement that achieves such specified milestones. Upon execution of the SPY001 License

Agreement, we will pay Paragon a $1.5 million fee for nomination of a development candidate, and we are obligated to make a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Subject to the execution of the Option with respect to the SPY002, SPY003 or SPY004 research programs, we expect to be obligated to make similar payments upon and following the execution of license agreements with respect to the SPY002, SPY003 and SPY004 research programs, respectively. For additional detail regarding our arrangements with Paragon, see the section titled “Our Relationship with Paragon and Parapyre” above.

Commercial

Should any of our product candidates be approved for commercialization, we intend to develop a plan to commercialize them in the United States and other key markets, through internal infrastructure and/or external partnerships in a manner that will enable us to realize the full commercial value of our programs. Given our stage of development, we have not yet established a commercial organization or distribution capabilities.

Manufacturing

We do not currently own or operate facilities for product manufacturing, testing, storage, and distribution. We are currently in the process of novating certain agreements with third parties for the performance of future clinical manufacturing and toxicology activities from Paragon to us. The initial forms of these agreements are generally non-specific master services agreements that allow an entity to begin the process of future manufacturing or toxicology services, respectively. As clinical development activities are commenced by us, the agreements will be revised to provide for the specific deliverables and associated costs that are needed under our development plan.

Competition

We expect to face intense competition from other biopharmaceutical companies that are developing agents for the treatment of inflammatory diseases. If approved for the treatment of patients with moderate-to-severe IBD, our portfolio of products would compete with TNF antibodies including Humira (AbbVie), Remicade (Johnson & Johnson), and Simponi (Johnson & Johnson); IL-12/23 and IL-23 antibodies including Stelara (Johnson & Johnson) and Skyrizi (AbbVie); α4ß7 antibody Entyvio (Takeda); JAK inhibitors including Xeljanz (Pfizer), Rinvoq (AbbVie); and S1P1 receptor modulating therapies including Zeposia (Bristol Myers Squibb).

We are aware of several companies with product candidates in development for the treatment of patients with IBD, including Merck’s PRA023, Roivant’s RVT-3101, and Teva’s TEV-48574 TL1A antibodies; additional IL-23s including Tremfya (Johnson & Johnson) and mirikizumab (Lilly); additional S1P1 modulator etrasimod (Pfizer); and oral anti-integrin agents including Morphic Therapeutic’s MORF-057 and Gilead’s GS-1427, and a discovery program at Dice Therapeutics (Lilly).

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those we are developing. We, along with our third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

United States Biologics Regulation

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the Public Health Service Act (“PHSA”) and their implementing regulations, as well as other federal, state, local, and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with applicable regulations, including the FDA’s current Good Laboratory Practices;

•

submission to the FDA of an investigational new drug application (“IND”), which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent institutional review board (“IRB”), or ethics committee at each clinical site before the trial may be commenced;

•	manufacture of the proposed biologic candidate in accordance with current Good Manufacturing Practices (“cGMPs”);

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, current Good Clinical Practice (“cGCP”) requirements and other clinical-trial related regulations to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“BLA”), after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and potential audit of selected clinical investigation sites to assess compliance with cGCPs;

•	payment of user fees for FDA review of the BLA, unless a waiver is applicable; and

•	FDA review and approval of a BLA to permit commercial marketing of the product for a particular indication(s) for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial. Similar processes exist in countries outside the United States that we will be required to follow if we choose to execute trials in other countries.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may recommend halting the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries. Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information, which is publicly available at www.clinicaltrials.gov.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with cGCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

For the purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

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Phase 1. The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans and the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2. The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3. The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical study investigators. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected suspected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

BLA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial pediatric study plan (“PSP”) within sixty days after an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study as may be agreed between the sponsor and FDA. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

Within 60 days following submission of the application, the FDA reviews the BLA to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it typically will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (“REMS”) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers several expedited development and review programs for qualifying product candidates. The Fast Track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a Fast Track product has opportunities for more frequent interactions with the review team during product development and, once a BLA is submitted, the product may be eligible for priority review. A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product with a Fast Track designation and/or Breakthrough Therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies with due diligence to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”) the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a product or indication approved under accelerated approval if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast Track designation, Breakthrough Therapy designation and priority review do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•	product seizure or detention, or refusal of the FDA to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. In September 2021, the FDA issued two guidance documents intended to inform prospective applicants and facilitate the development of proposed biosimilars and interchangeable biosimilars, as well as to describe the FDA’s interpretation of certain statutory requirements added by the BPCIA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. FDA-approved interchangeable biosimilars may be substituted for the reference product without the intervention of the prescribing health care provider, subject to state laws, which differ by state.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In July 2018, the FDA announced an action plan to encourage the development and efficient review of biosimilars, including the establishment of a new office within the agency that will focus on therapeutic biologics and biosimilars. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

As discussed below, the Inflation Reduction Act of 2022 (“IRA”) is a significant new law that intends to foster generic and biosimilar competition and to lower drug and biologic costs.

Other Healthcare Laws and Compliance Requirements

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute (“AKS”); the federal False Claims Act (“FCA”); the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and similar foreign, federal and state fraud, abuse and transparency laws.

The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA or federal civil monetary penalties.

Civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which impose criminal and civil penalties and can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that “caused” the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery.

HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements or representations relating to healthcare matters.

The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.

The United States federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services (“CMS”) information related to payments or other transfers of value made to various healthcare professionals including physicians, certain other licensed health care practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning on January 1, 2023, California Assembly Bill 1278 requires California physicians and surgeons to notify patients of the Open Payments database established under the federal Physician Payments Sunshine Act.

We are also subject to additional similar United States state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations.

Data Privacy and Security

Numerous state, federal, and foreign laws govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health, and their respective implementing regulations imposes privacy, security, and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates and their covered subcontractors that perform certain services that involve using, disclosing, creating, receiving, maintaining, or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with the U.S. Department of Health and Human Services (“HHS”) to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to criminal penalties.

Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act.

In addition, state laws govern the privacy and security of personal information, including health-related information, in certain circumstances. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, the California Consumer Privacy Act, which went into effect on January 1, 2020, has created new data privacy obligations for covered companies and provided new privacy rights to California residents.

Coverage and Reimbursement

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which we obtain regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of our product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Finally, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union (“EU”) provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of its product candidates. Historically, products launched in the EU do not follow price structures of the United States and generally prices tend to be significantly lower.

Healthcare reform

The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

The ACA, which was enacted in 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

Other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011 and subsequent legislation, among other things, created measures for spending reductions by Congress that include aggregate reductions of Medicare payments to providers of 2% per fiscal year, which remain in effect through 2032. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The United States American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives.

In addition, the United States government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D, allow the United States government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of the HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one rare disease designation and for which the only approved indication is for that disease or condition. If a product receives multiple rare disease designations or has multiple approved indications, it may not qualify for the orphan drug exemption. These provisions will take effect progressively starting in fiscal year 2023, although the Medicare drug price negotiation program is currently subject to legal challenges. The effects of the IRA on its business and the healthcare industry in general is not yet known.

President Biden has also issued multiple executive orders that have sought to reduce prescription drug costs. In February 2023, HHS also issued a proposal in response to an October 2022 executive order from President Biden that includes a proposed prescription drug pricing model that will test whether targeted Medicare payment adjustments will sufficiently incentivize manufacturers to complete confirmatory trials for drugs approved through FDA’s accelerated approval pathway. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

Notwithstanding the IRA and President Biden’s executive orders, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Specifically, we expect regulators to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our drugs or put pressure on our drug pricing, which could negatively affect our business, financial condition, results of operations and prospects.

Other Government and Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like an IND prior to the commencement of human clinical trials.

The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.

Regulation in the European Union

The collection and use of personal health data and other personal data regarding individuals in the European Economic Area (“EEA”) is governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (“EU GDPR”) and related data protection laws in individual EEA member states, including additional requirements relating to health, genetic and biometric data implemented through national legislation. Similar processing of personal health data and other personal data regarding individuals in the United Kingdom (“UK”) is governed by the UK General Data Protection Regulation (“UK GDPR”) and the UK Data Protection Act 2018. In this document, “GDPR” refers to both the EU GDPR and the UK GDPR, unless specified otherwise. The GDPR imposes a number of strict obligations and restrictions on the ability to process, including collecting, analyzing and transferring, personal data of individuals, in particular with respect to health data from clinical trials and adverse event reporting. The GDPR includes requirements relating to the legal basis of the processing (such as consent of the individuals to whom the personal data relates), the information provided to the individuals prior to processing their personal data, the notification obligations to the national data protection authorities, and the security and confidentiality of the personal data.

In addition, the GDPR imposes specific restrictions on the transfer of personal data to countries outside of the EEA/UK that are not considered by the European Commission (“EC”) and the UK government as providing an adequate level of data protection (third countries), including the United States. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the EC approved standard contractual clauses (“SCCs”) and the UK International Data Transfer Agreement/Addendum (“UK IDTA”). Where relying on the SCCs or UK IDTA for data transfers, we may also be required to carry out transfer impact assessments to assess whether the recipient is subject to local laws which allow public authority access to personal data. The international transfer obligations under the EEA/UK data protection regimes will require effort and cost and may result in us needing to make strategic considerations around where EEA/UK personal data is located and which service providers we can utilize for the processing of EEA/UK personal data. Although the UK is regarded as a third country under the EU GDPR, the EC has issued a decision recognizing the UK as providing adequate protection under the EU GDPR (“Adequacy Decision”) and, therefore, transfers of personal data originating in the EEA to the UK remain unrestricted. The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing. The UK government has also now introduced a Data Protection and Digital Information Bill (“UK Data Protection Bill”) into the UK legislative process with the intention for this bill to reform the UK’s data protection regime following Brexit. If passed, the final version of the UK Data Protection Bill may have the effect of further altering the similarities between the UK and EU data protection regime. This may lead to additional compliance costs and could increase our overall risk. The respective provisions and enforcement of the EU GDPR and UK GDPR may further diverge in the future and create additional regulatory challenges and uncertainties.

On March 25, 2022, the EC and the United States announced that they have agreed in principle on a new Trans-Atlantic Data Privacy Framework. Following this statement, on October 7, 2022, President Biden signed an Executive Order on ‘Enhancing Safeguards for United States Signals Intelligence Activities’, which implemented the agreement in principle. On that basis, the EC prepared a draft Adequacy Decision and launched its adoption procedure. While this new EU-United States privacy framework is expected to enter into force in 2023, there is still some uncertainty around the new framework.

Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA member states/UK may result in significant monetary fines for noncompliance of up to €20 million (£17.5 million for the UK) or 4% of the annual global revenues of the noncompliant company, whichever is greater, other administrative penalties and a number of criminal offenses (punishable by uncapped fines) for organizations and, in certain cases, their directors and officers, as well as civil liability claims from individuals whose personal data was processed. Data protection authorities from the different EEA member states/UK may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data subject to the EEA/UK data protection regimes. Guidance developed at both the EU level and at the national level in individual EU member states concerning implementation and compliance practices are often updated or otherwise revised.

Compliance with the GDPR is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines, penalties and litigation in connection with European activities, which could in turn have a negative effect on our reputation and materially harm our business.

Furthermore, there is a growing trend towards the required public disclosure of clinical trial data in the EU, which adds to the complexity of obligations relating to processing health data from clinical trials. Such public disclosure obligations are provided in the new EU Clinical Trials Regulation (EU) No. 536/2014 (the “CTR”), European Medical Agency (“EMA”) disclosure initiatives and voluntary commitments by industry. Failure to comply with these obligations could lead to government enforcement actions and significant penalties against us, harm to our reputation, and adversely impact our business and operating results. The uncertainty regarding the interplay between different regulatory frameworks, such as the CTR and the GDPR, further adds to the complexity that we face with regard to data protection regulation.

Drug and Biologic Development Process

Regardless of where they are conducted, all clinical trials included in applications for marketing authorization for human medicines in the EU must have been carried out in accordance with EU regulations. This means that clinical trials conducted in the EU have to comply with EU clinical trial legislation but also that clinical trials conducted outside the EU have to comply with ethical principles equivalent to those set out in the EU, including adhering to international good clinical practice and the Declaration of Helsinki. The conduct of clinical trials in the EU is governed by the CTR, which entered into force on January 31, 2022. The CTR replaced the Clinical Trials Directive 2001/20/EC, (“Clinical Trials Directive”) and introduced a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU.

Under the former regime, which will expire after a transition period of one or three years, respectively, as outlined below in more detail, before a clinical trial can be initiated it must be approved in each EU member state where there is a site at which the clinical trial is to be conducted. The approval must be obtained from two separate entities: the national competent authority in the applicable EU member state(s) and one or more ethics committees. The national competent authority of all EU member states in which the clinical trial will be conducted must authorize the conduct of the trial, and the independent ethics committee must grant a positive opinion in relation to the conduct of the clinical trial in the relevant EU member state before the commencement of the trial. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be submitted to or approved by the relevant national competent authorities and ethics committees. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the national competent authority and to the ethics committees of the EU member state where they occur.

A more unified procedure applies under the CTR. A sponsor can submit a single application for approval of a clinical trial through a centralized EU clinical trials portal (the “CTIS”). One national competent authority (the reporting EU member state proposed by the applicant) will take the lead in validating and evaluating the application, and will consult and coordinate with the other concerned EU member states. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned EU member states. However, a concerned EU member state may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial from being conducted in such member state. The CTR also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU database. The CTR foresees a three-year transition period. On January 31, 2023, submission of initial clinical trial applications via CTIS became mandatory, and by January 31, 2025, all ongoing trials approved under the former Clinical Trials Directive will need to comply with the CTR and have to be transitioned to CTIS.

Under both the former regime and the CTR, national laws, regulations, and the applicable Good Clinical Practice and Good Laboratory Practice standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on Good Clinical Practice and the ethical principles that have their origin in the Declaration of Helsinki.

During the development of a medicinal product, the EMA and national regulators within the EU provide the opportunity for dialogue and guidance on the development program. At the EMA level, this is usually done in the form of scientific advice, which is given by the Committee for Medicinal Products for Human Use (“CHMP”) on the recommendation of the Scientific Advice Working Party. A fee is incurred with each scientific advice procedure, but is significantly reduced for designated orphan medicines. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs. Advice is not legally binding with regard to any future marketing authorization application (“MAA”) for the product concerned.

Drug Marketing Authorization

In the EU, medicinal products are subject to extensive pre- and post-market regulation by regulatory authorities at both the EU and national levels. To obtain regulatory approval of a product under the EU regulatory systems, we must submit an MAA under either the EU centralized procedure, or one of the national procedures in the EU.

Centralized Authorization Procedure

The centralized procedure provides for the grant of a single marketing authorization (“MA”) that is issued by the EC following the scientific assessment of the application by the EMA and that is valid for all EU member states as well as in the three additional EEA member states (Norway, Iceland and Liechtenstein). The centralized procedure is compulsory for certain types of medicinal products, including for medicines developed by means of certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (gene therapy, somatic cell therapy or tissue-engineered medicines) and medicinal products with a new active substance indicated for the treatment of certain diseases (HIV/AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases). The centralized procedures is option for medicinal products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or for which the grant of an MA through the centralized procedure would be in the interest of public health at EU level.

Under the centralized procedure, the CHMP established at the EMA, is responsible for conducting the initial assessment of a drug. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure, the timeframe for the evaluation of an MAA by the EMA’s CHMP is, in principle, 210 days from receipt of a valid MAA. However, this timeline excludes clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP, so the overall process typically takes a year or more, unless the application is eligible for an accelerated assessment. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation.

Upon request, the CHMP can reduce the time frame to 150 days if the applicant provides sufficient justification for an accelerated assessment. The CHMP will provide a positive opinion regarding the application only if it meets certain quality, safety and efficacy requirements. This opinion is then transmitted to the EC, which has the ultimate authority for granting the MA within 67 days after receipt of the CHMP opinion.

Decentralized and Mutual Recognition Procedures

Medicines that fall outside the mandatory scope of the centralized procedure can be authorized under a decentralized procedure where an applicant applies for simultaneous authorization in more than one EU member state, or they can be authorized in an EU member state in accordance with that state’s national procedures and then be authorized in other EU countries by a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization (mutual recognition procedure).

The decentralized procedure permits companies to file identical MA applications for a medicinal product to the competent authorities in various EU member states simultaneously if such medicinal product has not received marketing approval in any EU member state before. The competent authority of a single EU member state, the reference member state, is appointed to review the application and provide an assessment report. The competent authorities of the other EU member states, the concerned member states, are subsequently required to grant a marketing authorization for their territories on the basis of this assessment. The only exception to this is where the competent authority of an EU member state considers that there are concerns of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the EC, whose decision is binding for all EU member states.

Risk Management Plan

All new MAAs must include a Risk Management Plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. RMPs are continually modified and updated throughout the lifetime of the medicine as new information becomes available. An updated RMP must be submitted: (i) at the request of EMA or a national competent authority, or (ii) whenever the risk-management system is modified, especially as the result of new information being received that may lead to a significant change to the benefit-risk profile or as a result of an important pharmacovigilance or risk-minimization milestone being reached. The regulatory authorities may also impose specific obligations as a condition of the MA. RMPs and Periodic Safety Update Reports (“PSURs”) are routinely available to third parties requesting access, subject to limited redactions.

MA Validity Period

In the EU, an MA has an initial duration of five years. After these five years, the authorization may subsequently be renewed on the basis of a reevaluation of the risk-benefit balance. Once renewed, the MA is valid for an unlimited period unless the EC or the national competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Applications for renewal must be made to the EMA at least nine months before the five-year period expires.

Exceptional Circumstances/Conditional Approval

Similar to accelerated approval regulations in the United States, conditional MAs can be granted in the EU for medicines intended for treating, preventing or diagnosing seriously debilitating or life-threatening diseases, or in a public health emergency. A conditional MA can be granted for medicinal products where, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, the following criteria are fulfilled: (i) the benefit/risk balance of the product is positive, (ii) it is likely that the applicant will be in a position to provide the comprehensive clinical data post-authorization, (iii) unmet medical needs will be fulfilled by the grant of the MA and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. Once a conditional MA has been granted, the MA holder must fulfil specific obligations within defined timelines. A conditional MA must be renewed annually, but can be converted into a standard MA once the MA holder fulfils the obligations imposed and the complete data confirm that the medicine’s benefits continue to outweigh its risks.

Data and Market Exclusivity

As in the United States, it may be possible to obtain a period of market and/or data exclusivity in the EU that would have the effect of postponing the entry into the marketplace of a competitor’s generic, hybrid or biosimilar product (even if the pharmaceutical product has already received a MA) and prohibiting another applicant from relying on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining an MA or placing the product on the market. Innovative medicinal products (sometimes referred to as new chemical entities (“NCEs”)) approved in the EU generally qualify for eight years of data exclusivity and 10 years of marketing exclusivity.

If granted, the data exclusivity period begins on the date of the product’s first MA in the EU and prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU. After eight years, a generic product application may be submitted and generic companies may rely on the MA holder’s data. However, a generic product cannot launch until two years later (or a total of 10 years after the first MA in the EU of the innovator product). An additional one-year period of marketing exclusivity is possible if, during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies. Additionally, a standalone one-year period of data exclusivity can be granted where an application is made for a new indication for a well-established substance, provided that significant pre-clinical or clinical studies were carried out in relation to the new indication. Where a change of classification of a pharmaceutical product has been authorized on the basis of significant pre-trial tests or clinical trials, when examining an application by another applicant for or holder of an MA for a change of classification of the same substance the competent authority will not refer to the results of those tests or trials for one year after the initial change was authorized.

Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the EU’s regulatory authorities to include a NCE. Even if a compound is considered to be a NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full MAA with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.

Pediatric Development

In the EU, companies developing a new medicinal product are obligated to study their product in children and must therefore submit a pediatric investigation plan (“PIP”) together with a request for agreement to the EMA, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The EMA issues a decision on the PIP based on an opinion of the EMA’s Pediatric Committee. Companies must conduct pediatric clinical trials in accordance with the PIP approved by the EMA, unless a deferral (e.g. until enough information to demonstrate its effectiveness and safety in adults is available) or waiver (e.g. because the relevant disease or condition occurs only in adults) has been granted by the EMA. The MAA for the medicinal product must include the results of all pediatric clinical trials performed and details of all information collected in compliance with the approved PIP, unless such a waiver or a deferral has been granted. Medicinal products that are granted an MA on the basis of the pediatric clinical trials conducted in accordance with the approved PIP are eligible for a six month extension of the protection under a supplementary protection certificate (“SPC”), provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires, or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the approved PIP are developed and submitted. An approved PIP is also required when an MA holder wants to add a new indication, medicinal form or route of administration for a medicine that is already authorized and covered by intellectual property rights.

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The Priority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or from the Committee for Advanced Therapeutics (“CAT”) are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.

Post-Approval Regulation

Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the EC and/or the competent regulatory authorities of the EU member states. This oversight applies both before and after grant of manufacturing licenses and marketing authorizations. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.

Failure by us or by any of our third-party partners, including suppliers, manufacturers and distributors to comply with EU laws and the related national laws of individual EU member states governing the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of MA, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant an MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

The holder of an MA for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products.

MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of PSURs in relation to medicinal products for which they hold MAs. The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn or varied. The EMA can advise that the MA holder be obliged to conduct post-authorization Phase IV safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the MA holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.

More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.

The manufacturing process for pharmaceutical products in the EU is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. Manufacturing requires a manufacturing authorization, and the manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice (“GMP”). These requirements include compliance with GMP standards when manufacturing pharmaceutical products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the EU. Similarly, the distribution of pharmaceutical products into and within the EU is subject to compliance with the applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU member states. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with GMP, before releasing the product for commercial distribution in the EU or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent authorities for compliance with GMP.

Sales and Marketing Regulations

The advertising and promotion of our products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other national legislation of individual EU member states may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”) as approved by the national competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the marketing authorization granted for the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion, which is prohibited in the EU. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the EU. Violations of the rules governing the promotion of medicinal products in the EU could be penalized by administrative measures, fines and imprisonment.

Anti-Corruption Legislation

In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU member states. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the EU. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU member states. Violation of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU member states also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU member states. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Other Markets

The UK formally left the EU on January 31, 2020 and the transition period, during which EU laws continued to apply to the UK, expired on December 31, 2020. This means EU laws now only apply to the UK in respect of Northern Ireland as laid out in the Northern Ireland Protocol. Following the end of the transition period, the EU and the UK concluded a trade and cooperation agreement (“TCA”), which applied provisionally from January 1, 2021 and entered into force on May 1, 2021.

The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued but does not provide for wholesale mutual recognition of UK and EU pharmaceutical regulations. At present, Great Britain has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). Except in respect of the new CTR, the regulatory regime in Great Britain therefore largely aligns with current EU medicines regulations, however it is possible that these regimes will diverge more significantly in future now that Great Britain’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of UK and EU pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of EU pharmaceutical legislation under the TCA, under a new framework which will be put in place by the Medicines and Healthcare products Regulatory Agency (“MHRA”), from January 1, 2024, the MHRA has stated that it will take into account decisions on the approval of marketing authorizations from the EMA (and certain other regulators) when considering an application for a Great Britain marketing authorization.

On February 27, 2023, the UK government and the EC announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework”. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the UK. In particular, the MHRA will be responsible for approving all medicinal products destined for the UK market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. A single UK-wide marketing authorization will be granted by the MHRA for all medicinal products to be sold in the UK, enabling products to be sold in a single pack and under a single authorization throughout the UK. The Windsor Framework was approved by the EU-UK Joint Committee on March 24, 2023, so the UK government and the EU will enact legislative measures to bring it into law.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with cGCPs and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of September 25, 2023, we had 18 employees, all of whom were employed full time. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties and Facilities

We are a fully remote company and do not maintain physical corporate offices. Our employees work remotely. We believe these arrangements support our current needs. We maintain a mailing address at 221 Crescent St., Building 23, Suite 105, Waltham, MA. As we expand, we believe that suitable additional alternative spaces will be available in the future on commercially reasonable terms, if required.

Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Directors

Our board of directors currently consists of seven directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at our Annual Meeting expected to be held in June 2026. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2024 and 2025, respectively. Peter Harwin and Tomas Kiselak were designated by entities affiliated with Fairmount.

Our current directors, and their ages, occupations and length of board service as of June 30, 2023, are provided in the table below. Additional biographical descriptions of each director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our directors.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Alison Lawton (1)	61	Director, ProQR Therapeutics N.V; Director, Magenta Therapeutics, Inc; Director X4 Pharmaceuticals Inc.	2020
Hunter C. Smith, M.B.A. (2)	55	Chief Financial Officer and Treasurer of Rhythm Pharmaceuticals, Inc.	2021

Class II Directors:
Russell J. Cox (3)	60	President and Chief Executive Officer, Epirium Bio, Inc.	2015
Ivana Magovcevic-Liebisch, Ph.D. (2)	56	President and Chief Executive Officer, Vigil Neuroscience, Inc.	2018
Tomas Kiselak (3)	37	Managing Member, Fairmount Funds Management LLC; Director, Dianthus Therapeutics, Inc.; Director, Viridian Therapeutics, Inc.; Director, Apogee Therapeutics, Inc.; and Director, Paragon Therapeutics, Inc.	2023

Class III Directors:
Peter Harwin (1)(2)	37	Managing Member, Fairmount Funds Management LLC; Director, Cogent Biosciences, Inc.; Director, Viridian Therapeutics, Inc.; Director, Apogee Therapeutics, Inc.; and Director, Paragon Therapeutics, Inc.	2023
Michael Henderson (1)(3)	34	Chief Executive Officer of Apogee Therapeutics, Inc.	2023

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

Russell J. Cox. Mr. Cox has served as a director since June 2015 and has served as Chair of our board of directors since January 2019. Mr. Cox has served as President and Chief Executive Officer of Epirium Bio, Inc. since July 2019. Mr. Cox previously served as Chief Executive Officer at Vital Therapies, Inc. from January 2018 to January 2019. Additionally, Mr. Cox served as Executive Vice President and Chief Operating Officer at Jazz

Pharmaceuticals plc, a publicly traded biopharmaceutical company, from May 2014 to January 2018, where he also served as Executive Vice President and Chief Commercial Officer from March 2012 to May 2014 and as Senior Vice President, Sales and Marketing from July 2010 until February 2012. Prior to that, Mr. Cox served in a variety of senior management roles since joining Jazz Pharmaceuticals, Inc. (the predecessor to Jazz Pharmaceuticals plc) in July 2010. From January 2009 to January 2010, he served as Senior Vice President and Chief Commercial Officer of Ipsen Group, a publicly traded pharmaceutical company, and from 2007 until December 2008, he served as Vice President of Marketing at Tercica, Inc. (acquired by Ipsen Group), a biotechnology company. From 2003 to 2007, Mr. Cox was with Scios Inc. (acquired by Johnson and Johnson in 2003), where he also served as Vice President, Marketing. Prior to 2003, Mr. Cox was with Genentech, Inc. for 12 years, where he was a Product Team Leader responsible for the Growth Hormone franchise and led numerous product launches as a Group Product Manager. Mr. Cox currently serves on the boards of directors of Epirium Bio, Inc. and Gossamer Bio, Inc. Mr. Cox received a B.S. in Biomedical Science from Texas A&M University.

We believe Mr. Cox is qualified to serve on our board of directors due to his commercial and operating experience in the biopharmaceutical industry.

Ivana Magovcevic-Liebisch, Ph.D. Dr. Magovcevic-Liebisch has served as a director since March 2018 and has served as President and Chief Executive Officer of Vigil Neuroscience since July 2020. Dr. Magovcevic-Liebisch previously served as Executive Vice President, Chief Business Officer for Ipsen from March 2018 to March 2020. From May 2017 through March 2018, Dr. Magovcevic-Liebisch served as Executive Vice President, Chief Strategy and Corporate Development Officer for Axcella Health Inc. From April 2013 through May 2017, Dr. Magovcevic-Liebisch served as Senior Vice President, Head of Global Business Development for Teva Pharmaceutical Industries Ltd. Prior to joining Teva, Dr. Magovcevic-Liebisch held several senior positions within Dyax Corp. from April 2001 through March 2013, most recently serving as Executive Vice President and Chief Operating Officer. Dr. Magovcevic-Liebisch served on the board of directors of several private and public companies. Dr. Magovcevic-Liebisch received her J.D. from Suffolk University Law School and her Ph.D. in genetics from Harvard University.

We believe that Dr. Magovcevic-Liebisch is qualified to serve on our board of directors due to her extensive experience in biopharmaceutical business development and operations.

Alison Lawton. Ms. Lawton has served as a director since December 2020. Ms. Lawton served as a special advisor at Kaleido Biosciences, Inc. from June 2020 to December 2020. Ms. Lawton previously served as President and Chief Executive Officer of Kaleido Biosciences, Inc. from August 2018 to June 2020, and served as President and Chief Operating Officer from December 2017 to August 2018. Prior to joining Kaleido Biosciences, Inc., Ms. Lawton served as Chief Operating Officer at Aura Biosciences, Inc., an oncology therapeutics company, from January 2015 until December 2017, and, prior to joining Aura, served as a consultant to Aura from March 2014 to December 2014. From January 2013 to January 2014, Ms. Lawton served as Chief Operating Officer at OvaScience Inc., a life sciences company. From 2014 to 2017, Ms. Lawton served as a biotech consultant for various companies, including as Chief Operating Officer consultant at X4 Pharmaceuticals Inc. Prior to that, Ms. Lawton spent more than 20 years in various positions of increasing responsibility including Senior VP and General Manager of Biosurgery and prior to that, Senior VP of Market Access at Genzyme Corporation, a global biopharmaceutical company, and subsequently at Sanofi S.A., also a global biopharmaceutical company, following the acquisition of Genzyme by Sanofi in 2011. Additionally, Ms. Lawton previously served two terms as the industry representative on the U.S. Food & Drug Administration’s Cell & Gene Therapy Advisory Committee and as Chair of the Board of the Regulatory Affairs Professional Society. Ms. Lawton currently serves on the boards of directors of ProQR Therapeutics N.V., Magenta Therapeutics, Inc., X4 Pharmaceuticals and three other private companies. Ms. Lawton previously served on the boards of directors of Kaleido Biosciences, Verastem, Inc., CoLucid Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc. Ms. Lawton received a B.Sc. in pharmacology from Kings College, University of London.

We believe that Ms. Lawton is qualified to serve on our board of directors due to her extensive commercial and operating experience in the biopharmaceutical industry.

Hunter C. Smith, M.B.A. Mr. Smith has served as a director since November 2021. Mr. Smith has served as Chief Financial Officer of Rhythm Pharmaceuticals, Inc. since July 2017 and Treasurer since August 2017. He has more than 25 years of global finance and management experience across multiple industries and financial disciplines, including expertise in business analysis and planning, mergers and acquisitions, capital raising and investor relations. Previously, he was Vice President, Finance and Chief Financial Officer of the Inflammation and Immunology Business Unit at Celgene Corporation from 2013 to July 2017. Before joining Celgene, Mr. Smith worked in roles of increasing responsibility at Bunge Limited from 1999 to 2013, including Director of Investor Relations, Chief Financial Officer-Asia, Corporate Treasurer, and Chief Financial Officer of Bunge’s Sugar and Bioenergy Segment. Mr. Smith served previously as an independent director of Genessee & Wyoming Inc. and was a member of its compensation and nominating and governance committees. Mr. Smith holds an MBA in Finance from New York University’s Stern School of Business and a B.A. in History, with honors, from Northwestern University.

We believe Mr. Smith is qualified to serve on our board of directors because of his business and leadership experience in the life sciences industry.

Peter Harwin. Peter Harwin has served as a director since June 2023. Mr. Harwin is a Managing Member at Fairmount Funds Management LLC, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Harwin was a member of the investment team at Boxer Capital, LLC, an investment fund that was part of the Tavistock Group, based in San Diego. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT) and is a director of Viridian Therapeutics, Inc. (Nasdaq: VRDN), Apogee Therapeutics, Inc. (Nasdaq: APGE) and Paragon Therapeutics, Inc. Mr. Harwin holds a B.B.A. from Emory University.

We believe Mr. Harwin is qualified to serve on our board of directors because of his experience serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.

Tomas Kiselak. Tomas Kiselak has served as a director since June 2023. Mr. Kiselak is a Managing Member at Fairmount Funds Management LLC, a healthcare investment firm he co-founded in April 2016. Prior to Fairmount, Mr. Kiselak was a managing director at RA Capital Management, LLC, a healthcare and life science investment firm. Mr. Kiselak currently serves as the chairman of the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN) and as a director for Apogee Therapeutics, Inc. (Nasdaq: APGE), Dianthus Therapeutics, Inc. (Nasdaq: DNTH) as well as several private companies. He received a B.S. in neuroscience and economics from Amherst College.

We believe Mr. Kiselak is qualified to serve on our board of directors because of his experience advising biotechnology companies and as a manager of funds specializing in the area of life sciences.

Michael Henderson, M.D. Michael Henderson, M.D. has served as a director since June 2023. Dr. Henderson is Chief Executive Officer of Apogee Therapeutics, Inc. (Nasdaq: APGE), a biotechnology company, since September 2022 as well as a member of its board of directors since June 2023. Dr. Henderson is an experienced biotechnology executive with expertise in business leadership, drug development, and commercial strategy. He has overseen the creation of multiple companies, launched a significant number of drug development programs, and led teams to two FDA approvals, to date. Prior to joining Apogee, Dr. Henderson served as Chief Business Officer of BridgeBio Pharma, Inc. (Nasdaq: BBIO), a commercial-stage biopharmaceutical company, from January 2020 to September 2022, where he was responsible for furthering the overarching strategy of BridgeBio, identifying and investing in new technologies and running business development and operations. Prior to holding that position, he spent two years serving as BridgeBio’s Senior Vice President, Asset Acquisition, Strategy and Operations, where he was responsible for business development, strategy and operations. Dr. Henderson joined BridgeBio as Vice President of Asset Acquisition, Strategy and Operations in April 2016. Dr. Henderson also served as the Chief Executive Officer of a number of BridgeBio’s subsidiaries. Prior to BridgeBio, Dr. Henderson worked at McKinsey & Company, a global management consulting firm, from January 2015 to

April 2016 and prior to that, he co-founded PellePharm, Inc., a biotechnology company, in August 2011. Dr. Henderson has served on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD), a special purpose acquisition company focused on the healthcare industry, since February 2021. Dr. Henderson received his B.A. in global health from Harvard University and his M.D. from Stanford University.

We believe Dr. Henderson is qualified to serve on our board of directors because of his experience in business leadership, drug development, and commercial strategy in the area of life sciences.

Director Independence

Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of Nasdaq. These provide that a director is independent only if the board affirmatively determines that the director does not have a relationship with the company which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.

Applying these standards, the board reviews the independence of our directors, taking into account all relevant facts and circumstances. After considering the foregoing factors, our board of directors has determined that the following members of our board are currently independent as determined under applicable rules, regulations and listing standards of Nasdaq: Mr. Russell Cox, Dr. Ivana Magovcevic-Liebisch, Ms. Alison Lawton, Mr. Hunter Smith, Mr. Peter Harwin, Mr. Tomas Kiselak and Dr. Michael Henderson.

All members of our audit committee, compensation committee and nominating and corporate governance committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the audit committee also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Members of the compensation committee also must satisfy the independence criteria set forth in Rule 10C under the Exchange Act, and related Nasdaq listing standards with respect to their affiliation with Aeglea and any consulting, advisory or other fees they may have received from Aeglea. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and satisfy the relevant SEC, Exchange Act and Nasdaq independence requirements for such committees.

Executive Officers

The names of our current executive officers, their ages as of June 30, 2023, and their positions are shown below.

Name	Age	Position
Cameron Turtle, DPhil	33	Chief Operating Officer
Scott Burrows	46	Chief Financial Officer
Heidy King-Jones	41	Chief Legal Officer and Corporate Secretary

Our board of directors chooses executive officers, who then serve at the board’s discretion.

Cameron Turtle, DPhil. Dr. Turtle joined as our Chief Operating Officer in June 2023. Dr. Turtle is an experienced leader in building, financing, and shaping biopharma organizations from preclinical development to late-stage clinical trials and commercialization. Prior to joining Aeglea, Dr. Turtle was an advisor to Spyre Therapeutics, Inc. from May 2023 to June 2023. Previously, he served as Venture Partner at Foresite Labs, a life sciences investment firm, from July 2022 to May 2023; Chief Strategy Officer of BridgeBio Pharma (NASDAQ: BBIO), a biotechnology company, from January 2021 to April 2022; and Chief Business Officer of Eidos Therapeutics (NASDAQ: EIDX), a biopharmaceutical company, from November 2018 to January 2021, where he led business development, investor relations, and multiple operational functions as the company advanced an investigational medicine for a form of heart failure. Prior to joining Eidos, he was a consultant at McKinsey & Company, where he worked with pharmaceutical and medical device companies on topics including M&A, growth strategy, clinical trial strategy, and sales force optimization. Dr. Turtle received his B.S. with honors in Bioengineering from the University of Washington and his D.Phil. in Cardiovascular Medicine from the University of Oxford, St. John’s College. He is the recipient of several awards, including a Rhodes Scholarship, Goldwater Scholarship, Forbes 30 Under 30, San Francisco Business Times 40 Under 40, and the Biocom Life Sciences Catalyst Award.

Scott Burrows. Mr. Burrows joined as our Chief Financial Officer in September 2023. Prior to becoming Chief Financial Officer, Mr. Burrows most recently served as the Chief Financial Officer of Arcutis Biotherapeutics, Inc. (“Arcutis”) (Nasdaq: ARQT) where he helped lead Arcutis through a successful initial public offering, several further equity and debt financings, and the transition to a fully integrated commercial-stage company. Prior to Arcutis, Mr. Burrows was the head of international investor relations for Shire, plc based in Switzerland. Earlier in his career, he spent 15 years at Amgen, Inc. in roles of increasing responsibility across financial planning and analysis, treasury and investor relations. Mr. Burrows began his career at Arthur Andersen as a consultant after earning his B.A. and M.B.A. from the University of California, Los Angeles, and is a licensed C.P.A. (inactive).

Heidy King-Jones. Ms. King-Jones joined as our Chief Legal Officer and Corporate Secretary in September 2023. Ms. King-Jones most recently served as the Chief Legal Officer and Corporate Secretary at Provention Bio, Inc. through various financings, the approval of Tzield®, the companies successful transition from clinical-stage to commercial-stage as well as its acquisition by Sanofi in April 2023. Prior to her leadership role at Provention Bio, she was a Senior Vice President, General Counsel and Corporate Secretary at Axcella Health Inc. where she was responsible for Axcella’s corporate legal function and strategy. From 2013 to 2018, she held positions of increasing responsibility in the legal department at Sarepta Therapeutics, Inc., including overseeing all Corporate Law matters as Senior Director, Corporate Law. While at Sarepta, she served as a member of the company’s commercial readiness working group and was responsible for the development of the compliance program, contract and other legal work for the launch of its first product, Exondys 51®. Ms. King-Jones began her legal career in the Securities & Public Companies Practice Group at Ropes & Gray LLP, where she represented private and publicly traded companies in the pharmaceutical, utility and technology industries. She holds a J.D. and LL.M in International and Comparative Law from Cornell Law School, and a B.A. from Dartmouth College.

Family Relationships

There are no family relationships among our directors and executive officers.

EXECUTIVE COMPENSATION

All of the information contained in the sections below generally relates to compensation for our fiscal year 2022 and was included in our proxy statement for the 2023 annual meeting of stockholders (the “2023 Annual Proxy”) filed with the SEC on April 17, 2023. Such information has not been adjusted to reflect the effects of the Reverse Split. Since the date of the 2023 Annual Proxy, there have been several changes to senior management, including the following:

•	Jeffrey Goldberg’s termination as President and Chief Executive Officer, effective May 16, 2023;

•	Jim Kastenmayer’s termination as General Counsel and Corporate Secretary, effective May 16, 2023;

•	Jonathan Alspaugh’s termination as President and Chief Financial Officer, effective August 31, 2023;

•	Cameron Turtle’s appointment as Chief Operating Officer, effective June 22, 2023;

•	Scott Burrows’ appointment as Chief Financial Officer, effective September 1, 2023; and

•	Heidy King-Jones’ appointment as Chief Legal Officer and Corporate Secretary, effective September 1, 2023.

Overview

This section provides an overview of the material components of our executive compensation program for our Chief Executive Officer, including anyone who served as Chief Executive Officer during any part of fiscal year 2022, and each of our two other most highly compensated executive officers (our “Named Executive Officers”) during fiscal year 2022. The compensation provided to our Named Executive Officers for fiscal year 2022 is set forth in detail in the Summary Compensation Table and other tables that follow in this section, as well as the accompanying footnotes and narratives relating to those tables.

Our Named Executive Officers for fiscal year 2022 were:

•	Jeffrey M. Goldberg, our Former President and Chief Executive Officer;

•	Jim Kastenmayer, our Former General Counsel, Corporate Secretary and Interim Chief Executive Officer;

•	Anthony G. Quinn, M.B Ch.B, Ph.D., our Former President and Chief Executive Officer;

•	Jonathan Alspaugh, our Former Chief Financial Officer; and

•	Leslie Sloan, Ph.D., our Former Chief Operating Officer.

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our Named Executive Officers for the fiscal years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Nonequity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Jeffrey M. Goldberg (4)	2022	54,616	—	1,774,952	2,917	(3)	1,832,485
Former President and Chief Executive Officer

Jim Kastenmayer (4)(6)	2022	443,943	155,694	253,948	12,200	(3)	865,785
Former General Counsel, Corporate Secretary and Interim Chief Executive Officer

Anthony G. Quinn, M.B Ch.B, Ph.D. (4)	2022	424,429	—	779,625	1,188,200	(3)(5)	2,392,254
Former President and Chief Executive Officer	2021	560,000	332,000	1,701,525	29,661		2,623,186

Jonathan Alspaugh (7)	2022	425,001	130,560	443,285	12,994	(3)	1,011,840
Former Chief Financial Officer

Leslie Sloan, Ph.D. (8)	2022	435,000	174,000	465,560	13,323	(3)	1,087,882
Former Chief Operating Officer	2021	410,000	200,000	822,496	16,940		1,449,436

(1)	Cash bonuses earned in 2022 and paid in 2023, based in part on achievement of specified milestones and performance objectives.
(2)

The amounts reported in this column represent the aggregate grant date fair value of the awards granted to our Named Executive Officers during the year ended December 31, 2022, as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the Named Executive Officers from the awards. As of the date of grant, the achievement of the performance goals applicable to the performance-based options granted to Dr. Quinn during the year ended December 31, 2022 was not deemed to be probable, and therefore, the grant date fair value ascribed to such options in accordance with ASC 718, and reported in this column, is $0. The maximum grant date fair value of such performance-based options, assuming full achievement of the performance conditions to which such options are subject, is $78,066.61.

(3)

For Mr. Goldberg, represents housing allowance. For each of our other Named Executive Officers, primarily represents matching 401(k) or other retirement plan contributions paid by us on their behalf in the amount of $12,200.

(4)

On August 23, 2022, Dr. Quinn transitioned from our President and Chief Executive Officer to a non-employee consultant of Aeglea until September 1, 2023. Our board of directors appointed Mr. Kastenmayer, who served as our General Counsel and Corporate Secretary, to serve as our interim Chief Executive Officer from August 23, 2022 until the appointment of Mr. Goldberg as our President and Chief Executive Officer on November 29, 2022. Mr. Goldberg’s employment with us terminated on May 16, 2023. Under SEC rules, as each of Dr. Quinn, Mr. Kastenmayer and Mr. Goldberg served as Aeglea’s principal executive officer during a portion of 2022, each is considered to be a Named Executive Officer for 2022.

(5)	Includes severance payment of $1,176,000 in connection with Dr. Quinn’s termination of employment.

(6)

Because Mr. Kastenmayer was not a Named Executive Officer in 2021, SEC rules do not require his compensation for that year to be reported. Mr. Kastenmayer’s employment with us terminated on May 16, 2023.

(7)	Because Mr. Alspaugh was not a Named Executive officer in 2021, SEC rules do not require his compensation for that year to be reported. Mr. Alspaugh’s employment with us terminated on August 31, 2023.
(8)	Dr. Sloan’s employment with us terminated on January 5, 2023.

Outstanding Equity Awards at December 31, 2022

The following table presents, for our Named Executive Officers, information regarding outstanding equity awards held as of December 31, 2022.

	Option Awards									Stock Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Grant date	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Jeffrey M. Goldberg	11/28/2022	(1)	—	1,884,838	(5)			1.27	11/27/2032

Jim Kastenmayer	7/6/2021	(1)	46,041	83,959	(5)			7.03	7/5/2031
	2/17/2022	(1)	17,708	67,292	(3)			3.17	2/16/2032
	8/23/2022	(1)	10,833	119,167	(3)			0.68	8/22/2032

Anthony G. Quinn, M.B Ch.B, Ph.D.	2/20/2018	(1)	119,914	—	(3)			6.31	2/19/2028
	7/18/2018	(1)	160,000	—	(3)			9.36	7/17/2028
	10/8/2018	(1)	140,000	—	(3)			9.36	7/18/2028
	2/28/2019	(1)	268,333	11,667	(3)			8.36	2/27/2029
	2/14/2020	(1)	213,208	87,792	(3)			8.15	2/13/2030
	7/15/2020	(1)	—			55,000	(4)	8.13	7/15/2030
	2/17/2021	(1)	151,250	178,750	(3)			7.35	2/16/2031
	2/17/2022	(1)	72,916	277,084	(3)			3.17	2/16/2032
	4/18/2022	(1)	—			40,000	(4)	1.90	4/18/2032
										7/15/2020	55,000	(6)	24,750

Jonathan Alspaugh	7/6/2021	(1)	56,666	103,334	(5)			7.03	7/5/2031
	2/17/2022	(1)	35,416	134,584	(3)			3.17	2/16/2032
	8/23/2022	(1)	10,833	119,167	(3)			0.68	8/22/2032

Leslie Sloan, Ph.D.	10/10/2017	(1)	55,000	—	(5)			5.98	10/9/2027
	2/20/2018	(1)	80,000	—	(3)			6.31	2/19/2028
	2/28/2019	(1)	69,000	3,000	(3)			8.36	2/27/2029
	3/6/2019	(1)	33,750	2,250	(3)			8.06	3/5/2029
	2/14/2020	(1)	70,833	29,167	(3)			8.15	2/13/2030
	7/15/2020	(1)	—			20,000	(4)	8.13	7/15/2030
	2/17/2021	(1)	73,333	86,667	(3)			7.35	2/16/2031
	2/17/2022	(1)	37,500	142,500	(3)			3.17	2/16/2032
	8/23/2022	(1)	10,833	119,167	(3)			0.68	8/22/2032
										7/15/2020	20,000	(6)	9,000

(1)	Equity award was granted under our 2016 Plan. For Mr. Goldberg, equity award was granted as an inducement award.
(2)

The market value was determined by multiplying the number of shares by $0.45, the closing price of our Common Stock as reported on the Nasdaq Global Market on December 30, 2022, the last trading day of the year.

(3)	1/48th of the options vests on each monthly anniversary of the applicable vesting commencement date, subject to the executive’s continued service.
(4)	The options vest and become exercisable contingent upon achievement of certain product development, regulatory, or stock price milestones, which have not been met as of December 31, 2022.
(5)	1/4th of the options vest on the one year anniversary of the applicable vesting commencement date and an additional 1/48th vests monthly thereafter, subject to the executive’s continued service.
(6)	The restricted stock units vest contingent upon achievement of certain product development or regulatory milestones, which have not been met as of December 31, 2022.

Narrative to Summary Compensation Table

Our compensation committee has historically determined our executive compensation and determines the compensation of our Named Executive Officers. Our compensation committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, our compensation committee then approves the compensation of each executive officer after discussions without members of management present. We generally do not provide perquisites or personal benefits, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. See “– Employment Arrangements with Our Named Executive Officers” below for additional information.

Welfare and Health Benefits

Our Named Executive Officers are eligible to participate in all of our benefit plans, such as the 401(k) plan (see description under “– Retirement Benefits” below), medical, dental, vision, short-term disability, long-term disability and group life insurance, in each case generally on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or nonqualified deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. Our board of directors may elect to adopt such plans in the future if it determines that doing so is in our best interests.

Retirement Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Code. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. We match our employee contributions in an amount equal to 100% of the first 3% of eligible compensation, and 50% of the next 2% of eligible compensation. All such employee contributions and matching contributions are immediately and fully vested.

Employment Arrangements with Our Named Executive Officers

Jeffrey M. Goldberg

Pursuant to an offer letter dated November 28, 2022, Mr. Goldberg served as our President and Chief Executive Officer until May 16, 2023. Mr. Goldberg’s offer letter set forth the principal terms and conditions of his employment, including his initial annual base salary of $600,000, an annual target bonus opportunity of 50% of his base salary (which bonus is earned based on our achievement of specified milestones and performance objectives, as well as Mr. Goldberg’s performance relative to one or more performance objectives established by our board of directors, the achievement of which is evaluated by our board of directors) and an annual housing allowance of $35,000. Mr. Goldberg’s offer letter provides for an option grant for the purchase of 1,884,838 shares of our Common Stock, which vests over a 48-month period with 25% of the options vesting on the one-year anniversary of his employment as Chief Executive Officer and the remainder vesting in equal monthly installments thereafter, subject to Mr. Goldberg’s continued service to us on each monthly vesting date. Pursuant to the terms of his severance agreement, Mr. Goldberg received the severance benefits described in “Termination or Change in Control Arrangements with Our Named Executive Officers” below.

Jim Kastenmayer

Pursuant to an offer letter dated June 8, 2021, Mr. Kastenmayer served as our General Counsel and Corporate Secretary until May 16, 2023, and from August 2022 to November 2022, served as our Interim Chief Executive Officer. Mr. Kastenmayer’s offer letter set forth the principal terms and conditions of his employment, including his initial annual base salary of $365,000 and an annual target bonus opportunity of 40% of his base salary (which bonus is earned based on our achievement of specified financial performance objectives, as well as Mr. Kastenmayer’s performance relative to one or more performance objectives established by our board of directors, the achievement of which is evaluated by our board of directors). Mr. Kastenmayer’s offer letter provides for an option grant for the purchase of 130,000 shares of our Common Stock, which vests over a 48-month period with 25% of the options vesting on the one-year anniversary of his employment as General Counsel and Corporate Secretary and the remainder vesting in equal monthly installments thereafter, subject to Mr. Kastenmayer’s continued service to us on each monthly vesting date. In connection with Mr. Kastenmayer’s appointment as Interim Chief Executive Officer, in August 2022, our board of directors approved certain adjustments to Mr. Kastenmayer’s compensation terms for such position, which included an increase in base salary to $588,000 and an increase in target bonus amount to 50%. The adjustments to Mr. Kastenmayer’s compensation in relation to his appointment as Interim Chief Executive Officer was prorated for time served. Pursuant to the terms of his severance agreement, Mr. Kastenmayer received the severance benefits described in “Termination or Change in Control Arrangements with Our Named Executive Officers” below.

Anthony G. Quinn, M.B Ch.B, Ph.D.

Pursuant to an offer letter dated July 18, 2018, Dr. Quinn served as our President and Chief Executive Officer until August 24, 2022. Dr. Quinn’s offer letter set forth the principal terms and conditions of his employment, including his initial annual base salary of $507,000, an annual target bonus opportunity of 50% of his base salary (which bonus is earned based on our achievement of specified milestones and performance objectives, as well as Dr. Quinn’s performance relative to one or more performance objectives established by our board of directors, the achievement of which is evaluated by our board of directors). Dr. Quinn’s offer letter provides for (i) an option grant for the purchase of 300,000 shares of our Common Stock, which vests over a 48-month period subject to Dr. Quinn’s continued service to us on each monthly vesting date, and (ii) three options to purchase an aggregate of 200,000 shares of our Common Stock, which will vest based on the achievement of certain performance objectives set by our board of directors. Pursuant to the terms of his severance agreement, Dr. Quinn received the severance benefits described in “Termination or Change in Control Arrangements with Our Named Executive Officers” below.

Jonathan Alspaugh

Pursuant to an offer letter dated June 14, 2021, Mr. Alspaugh served as our Chief Financial Officer until August 31, 2023. Mr. Alspaugh’s offer letter set forth the principal terms and conditions of his employment as Chief Financial Officer, including his annual base salary and an annual target bonus opportunity (which bonus is earned based on our achievement of specified milestones and performance objectives, as well as Mr. Alspaugh’s performance relative to one or more performance objectives established by our board of directors, the achievement of which is evaluated by our board of directors). Mr. Alspaugh’s base salary and annual bonus are set forth in the “Summary Compensation Table” above. Mr. Alspaugh’s offer letter also provides for an additional option grant for the purchase of 160,000 shares of Common Stock, which vests over a 48-month period subject to Mr. Alspaugh’s continued service to us on each monthly vesting date. Mr. Alspaugh is entitled to severance benefits described in “Termination or Change in Control Arrangements with Our Named Executive Officers” below.

Leslie Sloan, Ph.D.

Pursuant to an offer letter dated March 13, 2020, Dr. Sloan served as our Chief Operating Officer until January 2023. Dr. Sloan’s offer letter set forth the principal terms and conditions of her employment as Chief Operating Officer, including her annual base salary of $355,000 and an annual target bonus opportunity of 40% of her base salary (which bonus is earned based on our achievement of specified milestones and performance objectives, as well as Dr. Sloan’s performance relative to one or more performance objectives established by our board of directors, the achievement of which is evaluated by our board of directors). Dr. Sloan’s offer letter also provided for an additional option grant for the purchase of 108,000 shares of Common Stock, which vests over a 48-month period subject to Dr. Sloan’s continued service to us on each monthly vesting date. Pursuant to the terms of her severance agreement, Dr. Sloan received the severance benefits described in “Termination or Change in Control Arrangements with Our Named Executive Officers” below.

Termination or Change in Control Arrangements with Our Named Executive Officers

Jeffrey M. Goldberg

Effective May 16, 2023, Mr. Goldberg was terminated from his position as President and Chief Executive Officer. Pursuant to his severance agreement, entered into as of November 29, 2022, Mr. Goldberg received the following benefits: (i) a severance payment equal to 12 months of his annual salary; (ii) a lump sum bonus payment equal to his annual target bonus; (iii) payment of COBRA premiums to maintain group healthcare coverage for 12 months; and (iv) acceleration of vesting of Mr. Goldberg’s outstanding option awards with respect to the number of shares that would have vested if Mr. Goldberg had remained in service through an additional 12 months beyond the date of his termination. In addition, in recognition of his service to the Company during our previously announced process of pursuing strategic alternatives, our board of directors approved an additional severance payment to Mr. Goldberg of $50,000.

Jim Kastenmayer

Effective May 16, 2023, Mr. Kastenmayer was terminated from his position as General Counsel. Pursuant to his severance agreement, entered into as of July 6, 2021, Mr. Kastenmayer received the following benefits: (i) a severance payment equal to 12 months of his annual salary; (ii) a lump sum bonus payment equal to his annual target bonus; (iii) payment of COBRA premiums to maintain group healthcare coverage for 12 months; and (iv) acceleration of vesting of Mr. Kastenmayer’s outstanding option awards with respect to the number of shares that would have vested if Mr. Kastenmayer had remained in service through an additional 12 months beyond the date of his termination. In addition, in recognition of his service to the Company during our previously announced process of pursuing strategic alternatives, our board of directors approved an additional severance payment to Mr. Kastenmayer of $34,167.

Anthony G. Quinn, M.B Ch.B, Ph.D.

On August 24, 2022, we entered into a certain transition and separation agreement with Dr. Quinn in connection with his departure as our President and Chief Executive Officer (the “Transition Agreement”). We also entered into a consulting agreement (the “Consulting Agreement”) with Dr. Quinn, pursuant to which Dr. Quinn agreed to serve as a non-employee consultant to us until September 1, 2023 (such transition term end date, the “Consultancy End Date”). Subject to Dr. Quinn’s execution of a general release of claims, the terms of the Transition Agreement and the terms of the Consulting Agreement, Dr. Quinn will be entitled to receive the following benefits: (i) a severance payment of $882,000, equal to 18 months of his annual salary; (ii) a lump sum bonus payment of $294,000; and (iii) the amount of COBRA premiums he would be required to pay to maintain group healthcare coverage as in effect on September 1, 2022 for 18 months. In exchange for providing consulting services to us through the Consultancy End Date, Dr. Quinn also will be entitled to receive the following benefits: (x) continued vesting in his outstanding option awards with respect to the number of shares that would have vested if Dr. Quinn had remained in service through the Consultancy End Date; and (y) acceleration of vesting of Dr. Quinn’s outstanding option awards with respect to the number of shares that would have vested if Dr. Quinn had remained in service through an additional 12 months beyond the Consultancy End Date.

Jonathan Alspaugh

Effective August 31, 2023, Mr. Alspaugh was terminated from his position as Chief Financial Officer. pursuant to his separation and consulting agreement and general release of claims (the “Separation Agreement”), Mr. Alspaugh is entitled to receive the following benefits as consideration for his general release of claims in favor of us: (i) aggregate severance payments of $623,000 payable in installments over 12 months; (ii) fully subsidized COBRA coverage for up to 12 months; (iii) a lump sum bonus payment of $168,247; (iv) accelerated vesting of all stock options that were scheduled to vest during the 12-month period following the last day on which Mr. Alspaugh provides consulting services to us; (v) extension of the post-termination exercise period of outstanding stock options to six months; and (vi) potential transaction bonuses in the event we consummate any sale, licensing, disposition or monetization transaction relating to pegtarviliase or any of our legacy development-stage assets prior to June 23, 2024. The Separation Agreement provides that Mr. Alspaugh will provide consulting services to us through February 29, 2024 (which consulting period may be extended by mutual agreement of the parties or may be earlier terminated by Mr. Alspaugh, by us for cause or as a result of Mr. Alspaugh’s death or disability). During the consulting period, Mr. Alspaugh will receive a consulting fee of $500 per hour and will continue to vest in any outstanding stock options.

Leslie Sloan, Ph.D.

On January 5, 2023, Dr. Sloan resigned from her position as Chief Operating Officer. Pursuant to her severance agreement, entered into as of August 7, 2019, Dr. Sloan received the following benefits: (i) a severance payment of $435,000, equal to 12 months of her annual salary; (ii) a lump sum bonus payment of $174,000; (iii) payment of COBRA premiums to maintain group healthcare coverage for 12 months; and (iv) acceleration of vesting of Dr. Sloan’s outstanding option awards with respect to the number of shares that would have vested if Dr. Sloan had remained in service through an additional 12 months beyond the date of her termination.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2022 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2022. Mr. Goldberg, our former President and Chief Executive Officer, received compensation solely as an employee of Aeglea in 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Alison Lawton	50,000	21,268	71,268
Armen Shanafelt, Ph.D. (2)	45,000	21,268	66,268
Hunter C. Smith	58,167	21,268	79,435
Ivana Magovcevic-Liebisch, Ph.D.	57,500	21,268	78,768
Marcio Souza (2)	51,847	21,268	73,115
Russell J. Cox	90,000	21,268	111,268
V. Bryan Lawlis, Ph.D. (2)	50,000	21,268	71,268
Sandesh Mahatme (3)	24,556	21,268	45,824
Sarah Brownstein (4)	4,875	—	4,875

(1)

The amounts reported in this column represent the aggregate grant date fair value of the awards granted to our non-employee directors during the year ended December 31, 2022, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are set forth in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the non-employee directors from the awards. For information regarding the number of stock options and restricted common stock held by each non-employee director as of December 31, 2022, see the table below.

(2)	Dr. Shanafelt, Mr. Souza and Dr. Lawlis each resigned from our board of directors in June 2023.
(3)	Mr. Mahatme resigned from our board of directors in July 2022.
(4)	Ms. Brownstein resigned from our board of directors in February 2022.

As of December 31, 2022, our non-employee directors held the following number of outstanding stock options.

Name	Option Awards (#)
Alison Lawton	130,200
Hunter C. Smith	103,000
Ivana Magovcevic-Liebisch, Ph.D.	160,300
Michael Henderson, M.D.	—
Peter Harwin	—
Russell J. Cox	205,709
Tomas Kiselak	—

Non-Employee Director Compensation Arrangements

Our non-employee directors received the following compensation pursuant to a program adopted by our board of directors:

Cash Compensation. The program provides an annual cash retainer of $40,000 to each of our non-employee directors and an additional $35,000 to the chair of the board. The chair of our audit committee, compensation committee and nominating and corporate governance committee receives annual retainers of $20,000, $15,000 and $10,000, respectively. Each non-chairperson member of our audit committee, compensation committee and nominating and corporate governance committee receives an annual cash retainer of $10,000, $7,500 and $5,000, respectively. We do not pay fees to directors for attendance at meetings of our board of directors and its committees.

Equity Compensation. Each new, non-employee director who joins our board of directors will receive an initial option grant for the purchase of 65,000 shares of our Common Stock upon election to our board of directors.

On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors immediately following such meeting will receive an option grant for the purchase of 43,000 shares of our Common Stock, or such other amount as determined by our board of directors.

Equity awards for new directors will vest in equal monthly installments for three years after the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. Annual equity grants for directors will vest in equal monthly installments for one year after the grant date if the director has served continuously as a member of our board of directors through the applicable vesting date. In addition, equity awards for non-employee directors will vest in full in the event that we are subject to a change in control or upon certain other events.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Pay-Versus-Performance

Our compensation committee approves and administers our executive compensation program to align executive compensation with stockholder interests by linking pay to performance. Our overall compensation program includes a mix of short-term and long-term components through our annual incentive plan and equity awards. During fiscal year 2022, there was a change to our executive management team when our tenured Chief Executive Officer, Dr. Quinn (“PEO 2”) resigned on August 23, 2022 and transitioned to an advisory role. Upon this transition, Mr. Kastenmayer (“PEO 3”) was appointed our interim Chief Executive Officer until Mr. Goldberg (“PEO 1”) was appointed on November 29, 2022. We provide the compensation actually paid during fiscal year 2022 for all three individuals providing service as Chief Executive Officer during fiscal year 2022 in the following tables.

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our Named Executive Officers and certain aspects of our financial performance. We are a smaller reporting company pursuant to Rule 405 of the Securities Act and, as such, are only required to include information for the past two fiscal years in the table below.

Pay-Versus-Performance Table

Year (a)	Summary Compensation Table Total for PEO 1 (b) (1)	Compensation Actually Paid to PEO 1 (c) (2)(5)	Summary Compensation Table Total for PEO 2 (b) (1)	Compensation Actually Paid to PEO 2 (c) (2)(5)	Summary Compensation Table Total for PEO 3 (b) (1)	Compensation Actually Paid to PEO 3 (c) (2)(5)	Average Summary Compensation Table Total for Non-PEO NEOs (d) (3)	Average Compensation Actually Paid to Non-PEO NEOs (e) (4)(5)	Total Stockholder Return Based on Initial Fixed $100 Investment (f) (6)	Net Income (in thousands) (g) (7)
2022	$1,832,485	$564,676	$2,392,254	$431,085	$865,785	$318,380	$1,049,862	$202,299	$6	($83,815)
2021	N/A	N/A	$2,623,186	$361,504	N/A	N/A	$1,365,778	$712,689	$62	($65,801)

(1)

The dollar amounts reported in column (b) represent the amount of total compensation reported for Mr. Goldberg, Dr. Quinn and Mr. Kastenmayer (collectively, our “PEOs”) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation – Summary Compensation Table” above.

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to our PEOs, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the PEOs during the applicable fiscal year.

a.

The equity award adjustments for each covered fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of all equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount equal to the change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that are granted and vest in same covered fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year.

		PEO 1		PEO 2		PEO 3
		2021	2022	2021	2022	2021	2022
Summary Compensation Table – Total Compensation	(a)	N/A	$1,832,485	$2,623,186	$2,392,254	N/A	$865,785
- Grant Date Fair Value of Option Awards Granted in Fiscal Year	(b)	N/A	$1,774,952	$1,701,525	$779,625	N/A	$253,948
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	N/A	$507,143	$706,475	$58,188	N/A	$48,564
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	N/A	—	($1,323,528)	($794,439)	N/A	($238,617)
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year that Vested During Fiscal Year	(e)	N/A	—	$299,983	$36,311	N/A	$13,519

		PEO 1		PEO 2		PEO 3
		2021	2022	2021	2022	2021	2022
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	N/A	—	($243,087)	($481,604)	N/A	($116,923)
- Fiscal Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	N/A	—	—	—	N/A	—
= Compensation Actually Paid		N/A	$564,676	$361,504	$431,085	N/A	$318,380

(3)

The dollar amounts reported in column (d) represent the average of the amounts of total compensation reported for our NEOs as a group (excluding our PEOs) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. The names of each NEO (excluding our PEOs) included for purposes of calculating the average amounts of total compensation in each covered fiscal year are as follows:

a.	For fiscal year 2022, Jonathan Alspaugh (our former Chief Financial Officer) and Leslie Sloan (our former Chief Operating Officer); and
b.	For fiscal year 2021, Michael Hanley (our former Chief Business Officer) and Leslie Sloan (our former Chief Operating Officer).

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to our NEOs as a group (excluding our PEOs), as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to our NEOs as a group (excluding our PEOs) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for each covered fiscal year to determine the “compensation actually paid” to our NEOs as a group (excluding our PEOs) for such fiscal year, using the methodology described in Note 2 above:

Non-PEO NEO Average

		2021	2022
Summary Compensation Table – Total Compensation	(a)	$1,365,778	$1,049,862
- Grant Date Fair Value of Option Awards Granted in Fiscal Year	(b)	$763,599	$454,423
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$315,773	$61,231
+ Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	($287,121)	($318,632)
+ Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year that Vested During Fiscal Year	(e)	$134,082	$22,857
+ Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	(f)	($52,224)	($158,597)
- Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—
= Compensation Actually Paid		$712,689	$202,299

(5)

Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. The valuation assumptions used to calculate the fair values of the stock options held by our PEOs and other NEOs on average that vested during or were outstanding as of the end of each covered fiscal year materially differed from those valuation assumptions disclosed at the time of grant primarily based on the differing option value assumptions: fiscal year 2021 year-end calculations were based on an expected life range of 3.1 to 6.51, volatility of 77.8% to 81.2%, and risk-free rate of 1.0% to 1.4%; fiscal year 2022 year-end calculations were based on an expected life of 3.1 to 6.91, volatility of 77.8% to 88.6%, and risk-free rate of 3.9% to 4.2%. More tenured executives (Dr. Quinn, Ms. Sloan and Mr. Hanley) had significant decreases in year-over-year stock option valuations while compensation of more recently hired executives (Mr. Goldberg, Mr. Kastenmayer and Mr. Alspaugh) had less dynamic changes. Performance-based options used a different Monte Carlo valuation at fiscal year 2021 and fiscal year 2022 year-ends than the grant date valuation based on updated probability of achievement. Performance-based RSU award grant date fair values are calculated using the stock price as of date of grant assuming target performance. The performance-based RSU awards held by Dr. Quinn, Ms. Sloan and Mr. Hanley that were outstanding as of the end of each covered fiscal year were deemed to have a de minimis chance of approval and are included as unachieved.
(6)

Cumulative total stockholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end of the applicable measurement period and the beginning of the measurement period (December 31, 2020) by our stock price at the beginning of the measurement period.

(7)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.

Analysis of Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Income

The following graph displays our compensation actually paid compared to our net income.

All information provided above under the “Pay-Versus-Performance” heading will not be deemed to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporates such information by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our Common Stock as of September 22, 2023 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially owner of greater than 5.0% of our Common Stock.

The column entitled “Shares Beneficially Owned” is based on a total of 4,048,687 shares of our Common Stock outstanding as of September 22, 2023.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of September 22, 2023 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Due to the conversion limitations on the Series A Preferred Stock, shares of underlying Common Stock have been excluded from beneficial ownership set forth below. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Aeglea BioTherapeutics, Inc., 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453.

	Shares beneficially owned
Name and address of beneficial owner	Number	Percentage
5% Stockholders:
Entities affiliated with Fairmount Funds Management LLC (1)	378,421	9.3%
Entities affiliated with Venrock Healthcare Capital Partners III, LP (2)	295,034	7.3%
Entities affiliated with Baker Bros. Advisors LP (3)	255,360	6.3%
Entities affiliated with Suvretta Capital Management, LLC (4)	255,054	6.3%
Logos Global Management LP (5)	254,000	6.3%
Entities affiliated with Affinity Healthcare Fund, LP (6)	237,754	5.9%
BCLS II Equity Opportunities, LP (7)	213,907	5.3%

Named Executive Officers and Directors:
Jonathan Alspaugh (8)	18,142	*
Jeffrey M. Goldberg	—	*
Jim Kastenmayer (9)	14,299	*
Anthony G. Quinn, M.B Ch.B, Ph.D. (10)	10,739	*
Leslie Sloan, Ph.D.	—	*
Russell J. Cox (11)	8,508	*
Hunter C. Smith (12)	3,319	*
Ivana Magovčević-Liebisch, Ph.D. (13)	6,412	*
Alison Lawton (14)	5,155	*
Peter Harwin (15)	—	*
Tomas Kiselak (16)	—	*
Michael Henderson, M.D. (17)	—	*
All current executive officers and directors as a group(10 persons) (18)	243,532	6.0%

*	Represents beneficial ownership of less than one percent.
(1)

Based on our records and on a Schedule 13D filed by Fairmount Funds Management LLC (“Fairmount”) on June 30, 2023 with the SEC. Represents shares of Common Stock held by Fairmount Healthcare Fund LP (“Fairmount I”) and Fairmount Healthcare Fund II LP (together with Fairmount I, the “Fairmount Funds”), which may be deemed to be indirectly beneficially owned by Fairmount. Fairmount serves as investment manager for each of the Fairmount Funds and may be deemed a beneficial owner of any of our securities of held by each of the Fairmount Funds. The general partner of Fairmount is Fairmount Funds Management GP LLC (“Fairmount GP”). As managing members of Fairmount GP, Peter Harwin and Tomas Kiselak may be deemed beneficial owners of any of our securities beneficially owned by Fairmount. The address of Fairmount is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)

Based on our records and on information provided by Venrock Healthcare Capital Partners III, LP (“VHCP III”). Represents shares of Common Stock held by VHCP III, VHCP III Co-Investment Holdings III, LLC (“VHCP III Co”) and Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”). VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP III and the sole manager of VHCP III Co. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(3)

Based on our records and on a Schedule 13G filed by Baker Bros. Advisors LP (the “Baker”) on February 14, 2023 with the SEC. Represents shares of Common Stock held by 667, L.P. (“667”) and Baker Brothers Life Sciences, L.P. (together with 667, the “Baker Funds”), which may be deemed to be indirectly beneficially owned by Baker. Baker Bros. Advisors (GP) LLC (“Baker GP”), Felix J. Baker and Julian C. Baker as managing members of Baker GP, may be deemed to indirectly beneficially own the shares held by Baker and may be deemed to have the sole power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The address of Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(4)

Based solely on a Schedule 13G/A filed by Suvretta Capital Management, LLC (“Suvretta”) on February 13, 2023 with the SEC. Represents shares of Common Stock directly held by Averill Master Fund, Ltd., which may be deemed to be indirectly beneficially owned by Suvretta and Aaron Cowen, as well as shares of Common Stock issuable upon the exercise of pre-funded warrants. Aaron Cowen has beneficial ownership of such shares by virtue of his role as a control person of Suvretta. The mailing address of (i) Suvretta and Aaron Cowen is 540 Madison Avenue, 7th Floor, New York, NY 10022 and (ii) Averill Master Fund, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(5)

Based solely on a Schedule 13G filed by Logos Global Management LP (“Logos Global”) on July 18, 2023 with the SEC. Represents shares of Common Stock beneficially owned by Logos Global Master Fund LP (“Global Fund”). Logos Global is the investment advisor to Global Fund. Logos Global Management GP LLC (“Logos Global GP”) is the general partner of Logos Global. Mr. William is a control person of Logos Global and Logos Global GP. Mr. William disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The principal address of Global Fund is 1 Letterman Drive, Building C, Suite C3-350, San Francisco, CA 94129.

(6)

Based on our records and on information provided by Affinity Healthcare Fund, LP (“Affinity Fund”). Affinity Asset Advisors, LLC (the “Affinity Advisor”) is the investment manager of Affinity Fund and exercises investment discretion with regard to the shares of Common Stock owned by Affinity Fund. Affinity Fund and Affinity Advisor have the shared power to vote or to direct the vote and to dispose or direct the disposition of such shares of Common Stock owned by Affinity Fund. Affinity Advisor may be deemed to be the beneficial owner of such shares of Common Stock owned by Affinity Fund by virtue of its position as investment manager of Affinity Fund. The address of each of these entities is 767 3rd Avenue, Floor 15, New York, NY 10017.

(7)

Based solely on a Schedule 13G/A filed by BCLS II Equity Opportunities, LP (“BCLS”) on February 14, 2023 with the SEC. Represents shares of Common Stock beneficially owned by BCLS. Bain Capital Life Sciences Investors, LLC, a Delaware limited liability company (“BCLSI”), is the manager of Bain Capital

Life Sciences Investors II, LLC, a Cayman limited liability company, which is the general partner of Bain Capital Life Sciences Fund II, L.P., a Cayman exempted limited partnership, which is the manager of BCLS II Equity Opportunities GP, LLC, a Delaware limited liability company, which is the general partner of BCLS. BCLSI may be deemed to share voting and dispositive power with respect to such shares. The address of BCLS is 200 Clarendon Street, Boston, MA 02116.
(8)

Represents (i) 7,254 shares of Common Stock held by Mr. Alspaugh and (ii) options exercisable for 10,888 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 791,518 shares of Common Stock.

(9)	Represents (i) 80 shares owned by Mr. Kastenmayer and (ii) options exercisable for 14,219 shares of Common Stock within 60 days of September 22, 2023.
(10)	Represents (i) 489 shares of Common Stock held by Dr. Quinn and (ii) options exercisable for 10,250 shares of Common Stock within 60 days of September 22, 2023.
(11)

Represents (i) 280 shares of Common Stock held by Mr. Cox and (ii) options exercisable for 8,228 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.

(12)

Represents options exercisable for 3,319 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.

(13)

Represents options exercisable for 6,412 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.

(14)

Represents options exercisable for 5,155 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.

(15)	Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.
(16)	Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.
(17)	Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 78,000 shares of Common Stock.
(18)

Represents (i) 23,347 shares of Common Stock and (ii) options exercisable for 220,185 shares of Common Stock within 60 days of September 22, 2023. Does not include stock options issued contingent upon stockholder approval of the A&R 2016 Plan exercisable for an aggregate of 546,000 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item is incorporated herein by reference from the applicable information set forth in “Related Party Transactions” of our 2023 Annual Proxy.

In addition, other than the executive officer and director compensation arrangements discussed above under “Executive Compensation,” below we describe the transactions to which we were a party since the date of our 2023 Annual Proxy, in which the amount involved exceeded the lesser of $120,000 and 1% of the average of Aeglea’s total assets at year-end for the prior two completed fiscal years and in which our directors, executive officers, former directors, former executive officers, director nominees and holders of more than 5% of our Common Stock, or other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, had a direct or indirect material interest.

•

In connection with the Asset Acquisition, we assumed the rights and obligations of Spyre under the Paragon Agreement. Under the Paragon Agreement, we are obligated to compensate Paragon on a quarterly basis for its services performed under each research program based on the actual costs incurred. As of the date of the Asset Acquisition, Spyre had incurred total expenses of $19.0 million under the Paragon Agreement since inception, inclusive of a $3.0 million research initiation fee that was due upon signing of the Paragon Agreement and $16.0 million of reimbursable expenses under the Paragon Agreement for historical costs incurred by Paragon. As of the acquisition date, $19.0 million was unpaid and was assumed by us through the Asset Acquisition. Furthermore, following our amendment and restatement of the Paragon Agreement on September 29, 2023, we are obligated to provide certain equity grants to Parapyre pursuant to the Parapyre Option Obligation. For additional detail regarding our arrangements with Paragon and Parapyre, see the sections titled “Paragon Agreement” and “Our Relationship with Paragon and Parapyre.”

•

In July 2023, we exercised our option available under the Paragon Agreement with respect to the SPY001 research program and will enter into the SPY001 License Agreement. Our option available under the Paragon Agreement with respect to the SPY002, SPY003 and SPY004 programs remains unexercised. Following the execution of the SPY001 License Agreement, we are obligated to pay Paragon up to $22.0 million upon the achievement of specific development and clinical milestones for the first product under the SPY001 License Agreement that achieves such specified milestones.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by the Selling Stockholders identified in the table below of up to an aggregate of 43,971,369 shares of our Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.

On June 22, 2023, we entered into the Securities Purchase Agreement, pursuant to which we sold an aggregate of 721,452 shares of our Series A Preferred Stock, which will automatically convert into 40 shares of Common Stock, subject to stockholder approval and certain beneficial ownership limitations set by each holder, pursuant to the Certificate of Designation, at an aggregate purchase price of approximately $210 million. Also on June 22, 2023, we completed our acquisition of Spyre in accordance with the Acquisition Agreement, pursuant to which we issued an aggregate of 517,809 shares of Common Stock and 364,887 shares of Series A Preferred Stock to certain of the Selling Stockholders. This prospectus covers the resale or other disposition by the Selling Stockholders or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus of up to the total number of shares issued to the Selling Stockholders pursuant to the Acquisition Agreement or issuable upon the conversion of the Series A Preferred Stock sold pursuant to the Securities Purchase Agreement or Acquisition Agreement. This prospectus covers the resale or other disposition by the Selling Stockholders or their transferees of up to the total number of Merger Common Shares, Merger Conversion Shares and Private Placement Conversion Shares issued to the Selling Stockholders pursuant to the Acquisition Agreement or the Securities Purchase Agreement. Throughout this prospectus, when we refer to the “Selling Stockholders,” we are referring to the purchasers under the Securities Purchase Agreement, certain of the securityholders under the Acquisition Agreement and certain of our employees listed in the table below.

We are registering the Resale Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

Except as otherwise disclosed herein, the Selling Stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us.

The following table sets forth the names of the Selling Stockholders, the number of shares of our Common Stock owned by the Selling Stockholders, the number of shares of our Common Stock that may be offered under this prospectus and the number of shares of our Common Stock that will be owned after this offering by the Selling Stockholders assuming all of the shares registered for resale hereby are sold.

The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares. The Resale Shares covered hereby may be offered from time to time by the Selling Stockholders, provided that Resale Shares issued upon conversion of Series A Preferred Stock may only be offered after such shares of Series A Preferred Stock are converted to Common Stock pursuant to the terms of the Certificate of Designation.

The information set forth below, which has been adjusted to reflect the effects of the Reverse Split as applicable, is based upon information obtained from the Selling Stockholders and upon information in our possession regarding the issuance of the Series A Preferred Stock and Merger Common Shares in connection with the PIPE and the Asset Acquisition. The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 4,048,687 shares of Common Stock outstanding as of September 22, 2023, and, for each Selling Stockholder, assumes the conversion of only the Series A Preferred Stock owned by such Selling Stockholder but not the Series A Preferred Stock owned by any other Selling Stockholder.

Name of Selling Stockholders(1)	Common Stock Beneficially Owned Before Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After Offering (2)
			Number	Percentage (%)
Entities associated with Fairmount Funds Management LLC (3)	21,295,381	21,295,381	—	*
Entities associated with Venrock Healthcare Capital Partners III, L.P. (4)	2,122,714	1,827,680	295,034	5.0
Entities associated with FMR LLC (Fidelity) (5)	2,068,160	2,068,160	—	*
Avoro Life Sciences Fund LLC (6)	1,839,138	1,827,680	11,458	*
Commodore Capital Master LP (7)	1,834,084	1,717,760	116,324	2.0
Entities associated with Parapyre Holding LLC (8)	1,746,835	1,746,835	—	*
Deep Track Biotechnology Master Fund, Ltd. (9)	1,717,760	1,717,760	—	*
Perceptive Life Sciences Master Fund, Ltd. (10)	1,717,760	1,717,760	—	*
Entities associated with RTW Investments, LP (11)	1,717,760	1,717,760	—	*
Paragon Therapeutics, Inc. (12)	1,373,582	1,373,582	—	*
Entities associated with EcoR1 Capital (13)	887,080	687,080	200,000	4.2
Cameron Turtle (14)	904,164	746,507	157,657	3.2
Entities associated with Driehaus Capital Management (USVI) LLC (15)	800,853	687,080	113,773	2.4
Entities associated with BVF Partners L.P. (16)	687,080	687,080	—	*
Cormorant Global Healthcare Master Fund, LP (17)	687,080	687,080	—	*
Entities associated with Franklin Biotechnology (18)	687,080	687,080	—	*
RA Capital Healthcare Fund, L.P. (19)	687,080	687,080	—	*
Entities associated with Logos Global (20)	597,560	343,560	254,000	5.8
Citadel CEMF Investments Ltd. (21)	412,240	412,240	—	*
Entities associated with Aisling Capital (22)	411,205	343,560	67,645	1.5
Affinity Healthcare Fund, LP (23)	340,834	103,080	237,754	5.7
Stempoint Capital (24)	279,981	103,080	176,901	4.3
Salthill Investors (Bermuda) L.P. (25)	214,280	214,280	—	*
Salthill Partners, L.P. (25)	197,960	197,960	—	*
Andrew Spencer (26)	110,155	91,387	18,768	*
Janet Gunzner-Toste (27)	110,155	91,387	18,768	*
Justin LaFountaine (28)	90,415	74,650	15,765	*
Wedbush Healthcare Partners 2023 Fund, LLC (29)	68,720	68,720	—	*
Sessions LLC (30)	34,360	34,360	—	*
Harry Turtle (31)	13,760	13,760	—	*

*	Less than 1%

(1)

To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of Common Stock. Unless an address is provided below, the address for the holder is 221 Crescent Street, Building 23, Suite 105, Waltham MA 02453.

(2)

“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock (i) prior to the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, or (ii) if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 0.00% and 19.99%) (the “Beneficial Ownership Limitation”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

(3)

Consists of (i) 16,974,480 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fairmount Healthcare Fund II LP (“Fund II”), (ii) 367,378 shares of Common Stock held Fund II, (iii) 507,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fairmount Healthcare Fund LP (“Fund I”), (iv) 11,043 shares of Common Stock held by Fund I and (v) 3,435,480 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fairmount Healthcare Co-Invest LP (“Co-Invest”). Fairmount Funds Management LLC (“Fairmount”) serves as investment manager for Fund I, Fund II and Co-Invest and may be deemed a beneficial owner of any securities of the Company held by Fund I, Fund II and Co-Invest. Fund I, Fund II and Co-Invest have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fund I’s, Fund II’s and Co-Invest’s portfolio. Because Fund I, Fund II and Co-Invest have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fund I, Fund II and Co-Invest disclaim beneficial ownership of the securities they hold. The general partner of Fairmount is Fairmount Funds Management GP LLC (“Fairmount GP”). As managing members of Fairmount GP, Peter Harwin and Tomas Kiselak may be deemed beneficial owners of any securities of the Company beneficially owned by Fairmount. Fairmount GP, Fairmount, Mr. Harwin and Mr. Kiselak disclaim beneficial ownership of securities held by Fund I, Fund II and Co-Invest, except to the extent of their pecuniary interest therein. The address for the beneficial owners is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by each of Fund II, Fund I and Co-Invest are subject to a Beneficial Ownership Limitation of 0.00%, 0.00% and 19.99%, respectively.

(4)

Consists of (i) 1,299,120 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Venrock Healthcare Capital Partners EG, L.P. (“VHCP EG”), (ii) 209,711 shares of Common Stock held by VHCP EG, (iii) 480,480 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”), (iv) 77,564 shares of Common Stock held by VHCP III, (v) 2 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by VHCP Co-Investment Holdings III, LLC (“VHCP III Co”), and (vi) 7,759 shares of Common Stock held by VHCP III Co. VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP III and the sole manager of VHCP III Co. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCP EG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by VHCP EG, VHCP III, and VHCP III Co are subject to a Beneficial Ownership Limitation of 9.99%.

(5)

Consists of (i) 12,160 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Select Portfolios: Pharmaceuticals Portfolio, (ii) 24,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, (iii) 196,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (iv) 704,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (v) 916,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Growth Company Commingled Pool and

(vi) 216,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund. These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by these funds and accounts are subject to a Beneficial Ownership Limitation of 14.90%.
(6)

Consists of (i) 1,827,680 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Avoro Life Sciences Fund LLC and (ii) 11,458 shares of Common Stock held by Avoro Life Sciences Fund LLC. Avoro Capital Advisors LLC (“Avoro”) is the investment advisor for Avoro Life Sciences Fund LLC. Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro and may be deemed to have investment discretion and voting power over the shares held by Avoro. Mr. Aghazadeh disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The address of Avoro Life Sciences Fund LLC is 110 Greene Street, Suite 800, New York, NY 10012. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Avoro Life Sciences Fund LLC are subject to a Beneficial Ownership Limitation of 19.99%

(7)

Consists of (i) 1,717,760 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Commodore Capital Master LP and (ii) 116,324 shares of Common Stock held by Commodore Capital Master LP. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the shares held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to these shares. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Commodore Capital Master LP are subject to a Beneficial Ownership Limitation of 9.99%.

(8)

Consists of (i) 1,326,280 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Parapyre, (ii) 47,302 shares of Common Stock held Parapyre, (iii) 360,400 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Spyre Advisors LLC (“Spyre Advisors”), and (iv) 12,853 shares of Common Stock held Spyre Advisors, Parapyre and Spyre Advisors are managed by K. Evan Thompson.

(9)

Consists of 1,717,760 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Biotech”). Deep Track Capital, LP (“Deep Track Capital”) and David Kroin have shared voting power and shared dispositive power over the shares held by the Deep Track Biotech. Mr. Kroin may be considered a control person for Deep Track Capital. The address of Deep Track Capital and Mr. Kroin is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830, and the address for Deep Track Biotech is 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Deep Track Biotech are subject to a Beneficial Ownership Limitation of 9.99%.

(10)

Consists of 1,717,760 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Perceptive Life Sciences Master Fund, Ltd. The address of Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Perceptive Life Sciences Master Fund, Ltd. are subject to a Beneficial Ownership Limitation of 19.99%.

(11)

Consists of an aggregate of 1,717,760 shares of Common Stock held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Ltd (collectively, the “RTW Funds”). RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by the RTW Funds are subject to a Beneficial Ownership Limitation of 9.90%.

(12)

Consists of (i) 1,326,280 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Paragon and (ii) 47,302 shares of Common Stock held Paragon. Paragon is managed by a board of directors.

(13)

Consists of (i) 39,520 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by EcoR1 Capital Fund, L.P. (“Capital”), (ii) 647,560 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified”), and (iii) 200,000 shares of Common Stock held by Capital and Qualified. EcoR1 Capital LLC (“EcoR1”) is the general partner and investment advisor of Capital and Qualified, which disclaims beneficial ownership of the shares. Oleg Nodelman is the control person of EcoR1 Capital. EcoR1 Capital is the general partner and investment advisor of EcoR1 and Qualified, which disclaims beneficial ownership of the shares. Mr. Nodelman, EcoR1, Capital and Qualified each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of each of EcoR1, Capital, Qualified and Mr. Nodelman is 357 Tehama Street #3, San Francisco, CA 94103. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Capital and Qualified are subject to a Beneficial Ownership Limitation of 9.99%.

(14)

Consists of (i) 723,440 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (ii) 23,067 shares of Common Stock, and (iii) 157,657 shares of Common Stock issuable upon the exercise of options that are or will become exercisable within 60 days of the date hereof, held by Dr. Turtle.

(15)

Consists of (i) 507,720 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Driehaus Life Sciences Master Fund, L.P. (“Driehaus Master Fund”), (ii) 84,131 shares of Common Stock held by Driehaus Master Fund, (iii) 179,360 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Driehaus Life Sciences (QP) Fund, L.P. (“Driehaus QP Fund”), and (iv) 29,642 shares of Common Stock held by Driehaus QP Fund. Driehaus Capital Management (USVI) LLC is the general partner of both Driehaus Life Sciences Master Fund, L.P. and Driehaus Life Sciences (QP) Fund, L.P. By virtue of such relationship, Driehaus Capital Management (USVI) LLC may be deemed to have beneficial ownership over such securities. Driehaus Capital Management LLC is the investment advisor to both Driehaus Life Sciences Master Fund, L.P. and Driehaus Life Sciences (QP) Fund. Driehaus Capital Management LLC exercises voting and investment power through portfolio managers comprised of Michael Caldwell and Alex Munns, each of whom disclaims beneficial ownership of the shares held by Driehaus Life Sciences Master Fund, L.P. and Driehaus Life Sciences (QP) Fund, L.P.. The address for these entities is c/o Driehaus Capital Management LLC, 25 East Erie Street, Chicago, IL 60611. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Driehaus Master Fund, L.P. and Driehaus QP Fund are subject to a Beneficial Ownership Limitation of 19.99%.

(16)

Consists of (i) 367,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Biotechnology Value Fund, L.P. (“BVF LP”), (ii) 278,240 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Biotechnology Value Fund II, L.P. (“BVF2 LP”), (iii) 32,360 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Biotechnology Value Trading Fund OS LP (“BVF OS”), and (iv) 9,400 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by MSI BVF SPV, LLC (“MSI BVF” and together with BVF LP, BVF2 LP and BVF OS, the “BVF Entities”). BVF I GP LLC (“BVF GP”), as general partner of BVF LP, may be deemed to beneficially own the shares beneficially owned by BVF LP. BVF II GP LLC (“BVF2 GP”), as general partner of BVF2 LP, may be deemed to beneficially own the shares beneficially owned by BVF2 LP. BVF Partners OS Ltd. (“Partners OS”), as general partner of BVF OS, may be deemed to beneficially own the shares beneficially owned by BVF OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF GP and BVF2 GP. BVF Partners L.P. (“Partners”), as investment manager of BVF LP, BVF2 LP, BVF OS and MSI BVF, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by the BVF Entities. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark N. Lampert as director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. Each of BVF GP, BVF2 GP, Partners OS, BVF GPH, Partners, BVF Inc. and Mark N. Lampert disclaims beneficial ownership of securities beneficially owned by the BVF Entities. The address of each of these entities is 44 Montgomery Street, Suite 4000, San Francisco, CA 94104. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by the BVF Entities are subject to a Beneficial Ownership Limitation of 9.90%.

(17)

Consists of 687,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Cormorant Global Healthcare Master Fund, LP (“Cormorant Global Healthcare”). Cormorant Global Healthcare GP, LLC (“Global Healthcare GP”) is the general partner of Cormorant Global Healthcare. Cormorant Asset Management, LP serves as the investment manager to Cormorant Global Healthcare. Bihua Chen serves as the managing member of both Global Healthcare GP and Cormorant Asset Management, LP and accordingly may be deemed to have voting and dispositive power with respect to shares held by Cormorant Global Healthcare. Each of Global Healthcare GP, Cormorant Asset Management, LP and Ms. Chen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The principal address for the Cormorant Asset Management, LP entities is 200 Clarendon Street 52nd Floor, Boston, MA 02116. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Cormorant Global Healthcare are subject to a Beneficial Ownership Limitation of 9.99%.

(18)

Consists of (i) 220,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund (“Franklin Strategic”) and (ii) 467,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (“Franklin Templeton”). The address of the Franklin entities is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, CA 94403. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Franklin Strategic and Franklin Templeton are subject to a Beneficial Ownership Limitation of 19.99%.

(19)

Consists of 687,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by RA Capital Healthcare Fund, L.P. (“RACHF”). RA Capital Management, L.P. is the investment manager for RACHF. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the ordinary shares held by RACHF. Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of these persons and entities is 200 Berkeley Street, 18th Floor, Boston, MA 02116. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by RACHF are subject to a Beneficial Ownership Limitation of 9.90%.

(20)

Consists of (i) 343,560 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Logos Opportunities Fund IV LP (“Logos Opportunities”) and (ii) 254,000 shares of Common Stock held by Logos Global Master Fund LP (“Global Fund”). Logos Opportunities IV GP LLC (“Logos Opportunities GP”) is the general partner of Logos Opportunities. Logos Global Management LP (“Logos Global”) is the investment advisor to Global Fund. Logos Global Management GP LLC (“Logos Global GP”) is the general partner of Logos Global. Arsani William and Graham Walmsley are the members of Logos Opportunities GP and Mr. William is a control person of Logos Global and Logos Global GP. Mr. William and Mr. Walmsley each disclaim beneficial ownership of these shares, except to the extent of each’s pecuniary interest in such shares, if any. The principal address of Logos Opportunities and Global Fund is 1 Letterman Drive, Building C, Suite C3-350, San Francisco, CA 94129. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Logos Opportunities are subject to a Beneficial Ownership Limitation of 9.99%.

(21)

Consists of 412,240 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Citadel CEMF Investments Ltd. (“Citadel CEMF”). Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel CEMF. Citadel Advisors Holdings LP (“Citadel Holdings”) is the sole member of Citadel Advisors. Citadel GP LLC (“Citadel GP”) is the General Partner of Citadel Holdings. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any of the Company’s securities other than the securities actually owned by such person (if any). The address of Citadel CEMF is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, FL 33131. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Citadel CEMF are subject to a Beneficial Ownership Limitation of 9.99%.

(22)

Consists of (i) 343,560 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held directly by Aisling Capital V, LP (“Aisling V”) and held indirectly by Aisling Capital Partners V, LP (“Aisling GP V”), as general partner of Aisling V, Aisling Capital Partners V LLC (“Aisling Partners V”), as general partner of Aisling GP V, and each of the individual managing members of Aisling Partners V and (ii) 67,645 shares of Common Stock held directly by Aisling Capital IV, LP (“Aisling IV”) and held indirectly by Aisling Capital Partners IV, LP (“Aisling GP IV”), as general partner of Aisling IV, Aisling Capital Partners IV LLC (“Aisling Partners IV”), as general partner of Aisling GP IV, and each of the individual managing members of Aisling Partners IV. The individual managing members (collectively, the “Managers”) of Aisling Partners IV and Aisling Partners V are Dr. Andrew Schiff and Steve Elms. Aisling GP IV, Aisling GP V, Aisling Partners IV, Aisling Partners V and the Managers share voting and dispositive power over the shares directly held by Aisling V and Aisling IV. Each of Aisling GP IV, Aisling GP V, Aisling Partners IV, Aisling Partners V and the Managers may be deemed to be the beneficial owner of the securities listed above only to the extent of its pecuniary interest therein. The above information shall not be deemed an admission that any of Aisling GP IV, Aisling GP V, Aisling Partners IV, Aisling Partners V or any of the Managers is the beneficial owner of any securities reported herein. The address of the principal business offices of each of these entities and persons is 489 Fifth Avenue, 10th Floor, New York, NY 10017. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Aisling V are subject to a Beneficial Ownership Limitation of 19.99%.

(23)

Consists of (i) 103,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Affinity Healthcare Fund, LP (the “Affinity Fund”) and (ii) 237,754 shares of Common Stock held by Affinity Fund. Affinity Asset Advisors, LLC (the “Affinity Advisor”) is the investment manager of Affinity Fund and exercises investment discretion with regard to the shares of Common Stock owned by Affinity Fund. Affinity Fund and Affinity Advisor have the shared power to vote or to direct the vote and to dispose or direct the disposition of such shares of Common Stock owned by Affinity Fund. Affinity Advisor may be deemed to be the beneficial owner of such shares of Common Stock owned by Affinity Fund by virtue of its position as investment manager of Affinity Fund. The address of each of these entities is 767 3rd Avenue, Floor 15, New York, NY 10017. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Affinity Fund are subject to a Beneficial Ownership Limitation of 19.99%.
(24)

Consists of (i) 103,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by StemPoint Capital Master Fund LP (“StemPoint Fund”), (ii) 87,530 shares of Common Stock held by Jefferies Strategic Investments, LLC (“JSI”) and (iii) 89,371 shares of Common Stock held by Titan Biotech Dislocation Fund SP (“TBDF”). StemPoint Capital LP (“Stempoint”) serves as investment advisor to StemPoint Fund and JSI, and as sub-advisor to TBDF. StemPoint exercises voting and investment power over the shares held by each of StemPoint Fund and JSI pursuant to investment management agreements and StemPoint exercises investment power over the shares held by TBDF pursuant to its sub-advisory agreement. StemPoint hereby disclaims beneficial ownership of the shares held by StemPoint Fund, JSI and TBDF. The total number of shares that StemPoint exercises investment power over is 176,901, as of September 22, 2023. The total number of shares that StemPoint exercises voting and investment power over is 87,530, as of September 22, 2023. The address of these funds and accounts is 520 Madison Avenue, 19th Floor, New York, NY 10022. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by StemPoint Fund are subject to a Beneficial Ownership Limitation of 19.99%.

(25)

Consists of (i) 214,280 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Salthill Investors (Bermuda) L.P. (“Salthill Investors”) and (ii) 197,960 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Salthill Partners, L.P. (“Salthill Partners”). Wellington Management Company LLP (“Wellington Management”), a registered investment adviser under the Investment Advisers Act of 1940, as amended, is the investment adviser to Salthill Partners and Salthill Investors (collectively, the “Wellington Entities”). Wellington Management is an indirect subsidiary of Wellington Management Group LLP (“Wellington Group”). Wellington Group and Wellington Management may be deemed beneficial owners with shared voting and investment power over the shares held by the Wellington Entities. The address of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by the Wellington Entities are subject to a Beneficial Ownership Limitation of 19.99%.

(26)

Consists of (i) 88,240 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (ii) 3,147 shares of Common Stock and (iii) 18,768 shares of Common Stock issuable upon the exercise of options that are or will become exercisable within 60 days of the date hereof, held by Dr. Spencer.

(27)

Consists of (i) 88,240 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (ii) 3,147 shares of Common Stock and (iii) 18,768 shares of Common Stock issuable upon the exercise of options that are or will become exercisable within 60 days of the date hereof, held by Dr. Gunzner-Toste.

(28)

Consists of (i) 72,080 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (ii) 2,570 shares of Common Stock and (iii) 15,765 shares of Common Stock issuable upon the exercise of options that are or will become exercisable within 60 days of the date hereof, held by Mr. LaFountaine.

(29)

Consists of 68,720 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Wedbush Healthcare Partners 2023 Fund, LLC. The address for Wedbush Healthcare Partners 2023 Fund, LLC is Wedbush Center, 1000 Wilshire Blvd., Los Angeles, CA 90017. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Wedbush Healthcare Partners 2023 Fund, LLC are subject to a Beneficial Ownership Limitation of 9.99%.

(30)

Consists of 34,360 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Sessions LLC. The address for Sessions LLC is 96 Fairbanks Ave, Wellesley, MA 02481. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Sessions LLC are subject to a Beneficial Ownership Limitation of 19.99%.

(31)

Consists of 13,760 shares of Common Stock issuable upon the conversion of Series A Preferred Stock held by Harry Turtle. The shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Mr. Turtle are subject to a Beneficial Ownership Limitation of 19.99%.

Relationship with the Selling Stockholders

In addition to the Securities Purchase Agreement, on June 22, 2023, in connection with the PIPE, we entered into a registration rights agreement (the “New RRA”) on June 22, 2023 with certain Selling Stockholders. Cameron Turtle is our Chief Operating Officer, Andrew Spencer is our SVP, Preclinical R&D, Janet Gunzner-Toste is our SVP, Operations and Justin LaFountaine is our VP, Corporate Development. Wedbush PacGrow served as lead financial advisor to our board of directors with respect to the Asset Acquisition. For details regarding our relationship with Paragon and Parapyre, see the section titled “Our Relationship with Paragon and Parapyre” above.

Registration Rights Agreement

Pursuant to the terms of our New RRA, we agreed to prepare and file with the SEC a registration statement that permits the resale or other disposition of the Selling Stockholders’ shares of Common Stock issued upon conversion of the Series A Preferred Stock issued to such Selling Stockholder pursuant to the Securities Purchase Agreement and Acquisition Agreement and, subject to certain exceptions, use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective under the Securities Act for so long as such securities registered for resale thereunder retain their character as Registrable Securities (as defined in the New RRA).

We have also agreed, among other things, to indemnify the Selling Stockholders and each of their respective officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents, each person who controls any such Selling Stockholder and the officers, directors, members, employees, partners, managers, stockholders, affiliates, investment advisors and agents of each such controlling person from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the New RRA.

PLAN OF DISTRIBUTION

We are registering the Resale Shares issued to the Selling Stockholders to permit the sale, transfer or other disposition of these shares by the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Resale Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time, and in the case of the Private Placement Conversion Shares and Merger Conversion Shares, may only be offered after such shares are converted to Common Stock pursuant to the terms of the Certificate of Designation, directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. The Resale Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling Resale Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.01.

In connection with sales of the Resale Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Shares short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Stockholders may deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed Resale Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Resale Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use Resale Shares to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Resale Shares involved, (iii) the price at which such the Resale Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some U.S. states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares pursuant to the New RRA, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the New RRA, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain civil liabilities set forth in the New RRA, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 20,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock (“Preferred Stock”), of which 1,086,341 shares have been designated as Series A Preferred Stock, $0.0001 par value per share.

As of September 22, 2023, there were 4,048,687 shares of our Common Stock and 1,086,339 shares of Series A Preferred Stock outstanding.

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), which are included as exhibits to our most recent Annual Report on Form 10-K, and to the applicable provisions of Delaware law.

Common Stock

Dividend rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. Accordingly, pursuant to our Certificate of Incorporation, holders of a majority of the shares of our Common Stock are able to elect all of our directors. Our Certificate of Incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Subject to the Certificate of Designation, our board of directors can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of Preferred Stock other than the shares of our Series A Preferred Stock that were issued in connection with the Transactions.

Series A Preferred Stock

Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of our Common Stock. Except as provided in the Certificate of Designation or as otherwise required by law, the Series A Preferred Stock does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or its Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock, (c) prior to the stockholder approval of the Conversion Proposal or at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate (x) any Fundamental Transaction (as defined in the Certificate of Designation) or (y) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction or (d) enter into any agreement with respect to any of the foregoing. The Series A Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following stockholder approval of the Conversion Proposal, each share of Series A Preferred Stock will automatically convert into 40 shares of Common Stock, subject to certain limitations, including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (established by the holder between 0% and 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Registration Rights

Pursuant to the terms of our registration rights agreement entered into on March 16, 2021 (the “Baker RRA”) with Baker Brothers Life Sciences, L.P. and 667, L.P. (together, the “Baker Funds”), following a request by the Baker Funds, we are obligated to file a resale registration statement on Form S-3, or other appropriate form, covering the shares of our Common Stock held by the Baker Funds (the “Baker Registrable Securities”). Under the Baker RRA, the Baker Funds also have the right to request up to two underwritten public offerings or block trades in any twelve month period, but not more than three underwritten public offerings and eight block trades in total, to effect the sale or distribution of the Baker Registrable Securities, subject to specified exceptions, conditions and limitations. The Baker RRA also includes customary indemnification obligations in connection with registrations conducted pursuant to the Baker RRA. The rights of the Baker Funds under the Baker RRA terminate automatically upon the earlier to occur of the following events: (i) all Baker Registrable Securities covered by the Baker RRA have been sold pursuant to an effective registration statement; (ii) all Baker Registrable Securities covered by the Baker RRA have been sold pursuant to Rule 144, or other similar rule; (iii) at any time after the Baker Funds are no longer our affiliate, all Baker Registrable Securities covered by the Baker RRA may be resold by the Baker Funds without limitations as to volume or manner of sale pursuant to Rule 144; or (iv) ten (10) years after the date of the Baker RRA.

In addition, certain of the holders of our Series A Preferred Stock are entitled to certain rights with respect to the registration of such securities as further provided under the heading “Selling Stockholders – Registration Rights Agreement.”

Anti-Takeover Provisions

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•	Board of Directors vacancies. Our Certificate of Incorporation and Bylaws authorize our board of directors to fill vacant directorships, including newly created seats unless the board of directors determines that any such vacancies shall be filled by the stockholders. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Classified board. Our Certificate of Incorporation and Bylaws provide that our board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•

Stockholder action; special meetings of stockholders. Our Certificate of Incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

•	Directors removed only for cause. Our Certificate of Incorporation provides that stockholders may remove directors only for cause.

•

Amendment of charter provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least two-thirds of our outstanding Common Stock, provided that if two-thirds of our board of directors approves such an amendment, then only the approval of a majority of holders is required.

•

Issuance of Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of Preferred Stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

•

Choice of forum. Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our Bylaws also provide that the federal district courts of the United States is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC (previously known as American Stock Transfer & Trust Company LLC). The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Exchange Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AGLE.”

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, has been passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited Statement of Assets Acquired and Liabilities Assumed from Spyre Therapeutics, Inc. by Aeglea BioTherapeutics, Inc., as of June 22, 2023, included in Exhibit 99.1 of Aeglea BioTherapeutics, Inc.’s Current Report on Form 8-K dated October 6, 2023 has been so incorporated in reliance on the report (which contains an emphasis of matter relating to the basis of presentation as described in Note 1 and an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us.

Information about us is also available at our website at http://www.aeglea.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

We have filed a registration statement on Form S-1 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website or our website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder on Form S-1 (other than underwriting discounts and commissions, if any) are set forth below. The Selling Stockholders will not bear any portion of such expenses. Each item listed is estimated, except for the SEC registration fee:

SEC registration fee	$67,238
Printing and engraving	25,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	0
Miscellaneous expenses	0

Total	$192,238

Item 14.	Indemnification of Officers and Directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s Bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers. Two of the Registrant’s directors, Peter Harwin and Tomas Kiselak, are also indemnified by their employer with regard to their service on the Registrant’s board of directors.

Item 15.	Recent Sales of Unregistered Securities

On June 22, 2023, we entered into the Securities Purchase Agreement, pursuant to which we sold an aggregate of 721,452 shares of our Series A Preferred Stock, which will automatically convert into 40 shares of Common Stock, subject to stockholder approval and certain beneficial ownership limitations set by each holder, pursuant to the Certificate of Designation, at an aggregate purchase price of approximately $210 million. The Private Placement Preferred Shares were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder. Each of the Investors represented that it was an “accredited investor,”; as defined in Regulation D, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Private Placement Preferred Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Also on June 22, 2023, we completed our acquisition of Spyre in accordance with the Acquisition Agreement, pursuant to which we issued an aggregate of 517,809 shares of Common Stock and 364,887 shares of Series A Preferred Stock to certain of the Selling Stockholders. Such issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-1, including those incorporated herein by reference.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.1	Agreement and Plan of Merger, dated June 22, 2023, by and among Aeglea BioTherapeutics, Inc. Aspen Merger Sub I, Inc., Sequoia Merger Sub II, LLC and Spyre Therapeutics, Inc.	8-K	001-37722	2.1	6/23/2023

3.1	Restated Certificate of Incorporation	S-1/A	333-205001	3.2	9/14/2015

3.2	Certificate of Amendment to the Restated Certificate of Incorporation, effective September 8, 2023	8-K	001-37722	3.1	9/8/2023

3.3	Amended and Restated Bylaws	8-K	001-37722	3.1	12/19/2022

3.4	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock	8-K	001-37722	3.1	6/23/2023

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Securities Purchase Agreement, dated June 22, 2023, by and among the Registrant and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K, filed on June 23, 2023)	8-K	001-37722	10.1	6/23/2023

4.2	Form of Common Stock Certificate	S-1/A	333-205001	4.1	9/14/2015

4.3	Description of the Registrant’s securities	10-K	001-37722	4.3	3/18/2021

4.4	Registration Rights Agreement, dated March 16, 2021, by and among the Registrant and Baker Brothers Life Sciences, L.P. and 667, L.P.	10-K	001-37722	4.5	3/18/2021

4.5	Form of Registration Rights Agreement, by and among Aeglea BioTherapeutics, Inc. and certain purchasers	8-K	001-37722	10.2	6/23/2023

4.6	Form of Pre-Funded Warrants 2022	8-K	001-37722	4.1	5/6/2022

5.1	Opinion of Gibson, Dunn & Crutcher LLP					X

10.1	Biologics Master Services Agreement, effective June 20, 2022, by and between Paragon Therapeutics, Inc. and WuXi Biologics (Hong Kong) Limited					X

10.2	Cell Line License Agreement, effective June 20, 2022, by and between Paragon Therapeutics, Inc. and WuXi Biologics (Hong Kong) Limited					X

10.3	Novation Agreement, dated September 19, 2023, by and between Paragon Therapeutics, Inc., Aeglea BioTherapeutics, Inc. and WuXi Biologics (Hong Kong) Limited					X

10.4+	Offer Letter, dated June 22, 2023, by and between Aeglea BioTherapeutics, Inc. and Cameron Turtle	10-Q	001-37722	10.3	8/11/2023

10.5#	Amended and Restated Antibody Discovery and Option agreement, dated September 29, 2023, by and between Paragon Therapeutics, Inc., Parapyre Holding LLC and Spyre Therapeutics, LLC					X

10.6	Form of Amended and Restated Indemnification Agreement	10-Q	001-37722	10.1	8/9/2018

10.7+	2015 Equity Incentive Plan and forms of award agreements	S-1	333-205001	10.2	6/16/2015

10.8+	2016 Equity Incentive Plan and forms of award agreements, as amended	10-Q	001-37722	10.2	11/8/2018

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.9+	First Amendment to the Aeglea BioTherapeutics, Inc. 2016 Equity Incentive Plan	10-Q	001-37722	10.5	8/11/2023

10.10+	2016 Employee Stock Purchase Plan and forms of award agreements, as amended	10-K	001-37722	10.4	3/7/2019

10.11+	2018 Equity Inducement Plan	S-8	333-223614	99.2	3/13/2018

10.12+	First Amendment to the Aeglea BioTherapeutics, Inc. 2018 Equity Inducement Plan	10-Q	001-37722	10.6	8/11/2023

10.13+	Second Amendment to the Aeglea BioTherapeutics, Inc. 2018 Equity Inducement Plan					X

10.14+	Form of Stock Option Agreement under the Aeglea BioTherapeutics, Inc. 2018 Equity Inducement Plan	10-Q	001-37722	10.8	8/11/2023

10.15+	Amended and Restated Spyre 2023 Equity Incentive Plan	10-Q	001-37722	10.7	8/11/2023

10.16+	Form of Stock Restriction Agreement	S-1	333-205001	10.5	6/16/2015

10.17+	Form of Severance Agreement	8-K	001-37722	10.1	4/16/2018

10.18+	Separation and Consulting Agreement and General Release of Claims by and between the Company and Jonathan Alspaugh, dated as of September 22, 2023	8-K	001-37722	10.1	9/25/2023

10.19+	Offer Letter, dated August 10, 2023, by and between the Company and Scott Burrows	8-K	001-37722	10.1	9/5/2023

10.20	Asset Purchase Agreement, dated July 27, 2023, by and between Aeglea BioTherapeutics, Inc. and Immedica Pharma AB	10-Q	001-37722	10.9	8/11/2023

10.21	Lease Termination Agreement dated August 7, 2023, between Aeglea BioTherapeutics, Inc. and Las Cimas Owner LP					X

21.1	Subsidiaries of the Registrant					X

23.1	Consent of PricewaterhouseCoopers LLP					X

23.2	Consent of PricewaterhouseCoopers LLP					X

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page to the registration statement)					X

107	Filing Fee Table					X

+	Indicates a management contract or compensatory plan.
#	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(b)	Financial statement schedules

None.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Filing Fee Table” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on October 6, 2023.

AEGLEA BIOTHERAPEUTICS, INC.

By:	/s/ Cameron Turtle, DPhil
Cameron Turtle, DPhil
Chief Operating Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cameron Turtle, DPhil Cameron Turtle, DPhil	Chief Operating Officer (Principal Executive Officer)	October 6, 2023

/s/ Scott Burrows Scott Burrows	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 6, 2023

* Russell J. Cox	Director	October 6, 2023

* Peter Harwin	Director	October 6, 2023

* Michael Henderson, M.D.	Director	October 6, 2023

* Tomas Kiselak	Director	October 6, 2023

* Alison Lawton	Director	October 6, 2023
* Ivana Magovčević-Liebisch, Ph.D., J.D.	Director	October 6, 2023

* Hunter C. Smith, M.B.A.	Director	October 6, 2023

***